Exhibit 10.1

REVENUE INTEREST FINANCING AGREEMENT

Dated as of August 4, 2020

between

ATHENEX, INC.

and

SAGARD HEALTHCARE ROYALTY PARTNERS, LP

i

ii

iii

REVENUE INTEREST FINANCING AGREEMENT

This REVENUE INTEREST FINANCING AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of August 4, 2020, by and between Athenex, Inc., a Delaware corporation (the “Company”), and Sagard Healthcare Royalty Partners, LP, a Cayman Islands exempted limited partnership (“Purchaser”, and together with the Company, “Parties”, and each a “Party”).

WHEREAS, the Company wishes to obtain financing in respect of the Commercialization (as hereinafter defined) of the Product (as hereinafter defined);

WHEREAS, the Company wishes to sell, assign, convey and transfer to Purchaser the Assigned Interests (as hereinafter defined) in consideration for its payment of the Purchase Price (as hereinafter defined) to raise such financing;

WHEREAS, the Purchaser wishes to purchase from the Company the Assigned Interests, all upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

The following terms, as used herein, shall have the following meanings:

“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the Equity Interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Applicable Percentage” shall mean 5.0%.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including, without limitation, (i) the Money Laundering Control Act of 1986 (e.g., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act of 1970 (e.g., 31 U.S.C. §§ 5311 – 5330), as amended by the Patriot Act, (iii) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (vi) any similar laws enacted in the United States, European Union or any other jurisdictions in which the parties to this agreement operate, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war.

“Assigned Interests” shall mean Purchaser’s right to receive amounts equal to the product of the Applicable Percentage multiplied by the Included Product Revenues during the Revenue Interest Period, pursuant to the terms and conditions of this Agreement (including the Hard Cap).

“Audit Costs” shall mean, with respect to any audit of the books and records of the Company with respect to amounts payable or paid under this Agreement, the reasonable out-of-pocket cost of such audit, including all fees, costs and expenses incurred in connection therewith.

“Bankruptcy Event” shall mean the occurrence of any of the following:

(a) the Company shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or the Company shall make a general assignment for the benefit of its creditors;

(b) there shall be commenced against the Company any case, proceeding or other action of a nature referred to in clause (a) above which remains undismissed, undischarged or unbonded for a period of forty-five (45) days;

(c) there shall be commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (i) all or a substantial portion of its assets and/or (ii) the Product or a substantial portion of the Intellectual Property related to the Product, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) days from the entry thereof; or

(d) an affirmative vote by the Board to commence any case, proceeding or other action described in clause (a) above.

“Benefit Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which the Company or any Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Call Closing Date” shall have the meaning set forth in Section 5.05(b).

“Call Option” shall have the meaning set forth in Section 5.05(b).

“Capital Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on December 31, 2018.

“Change of Control” shall mean an event or series of events (i) as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Act, but excluding any of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such Plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of the Company entitled to vote for members of the Board on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right); (ii) as a result of which, during any period of twelve (12) consecutive months, a majority of the members of the Board cease to be composed of individuals (x) who were members of such Board on the first day of such period, (y) whose election or nomination to such Board was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of such Board or equivalent governing body or (z) whose election or nomination to such Board was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of such Board; or (iii) that results in the sale of all or substantially all of the assets or businesses of the Company and its Subsidiaries, taken as a whole.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the property included in the definition of “Collateral” in the Security Agreement.

“Commercialization” shall mean, on a country-by-country basis, any and all activities with respect to the manufacture, distribution, marketing, detailing, promotion, selling and securing of reimbursement of the Product in a given country after Regulatory Approval for the Product in that country has been obtained, which shall include, as applicable, seeking and negotiating pricing and reimbursement approvals for the Product in a given jurisdiction, post-marketing approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, selling the Product, importing, exporting or transporting the Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended, or considerations to be undertaken, by the Company and its Affiliates with respect to any objective or activity to be undertaken hereunder, such efforts and resources normally used by a reasonably prudent company in the pharmaceutical or biotechnology industry to accomplish a substantially similar objective or activity for a pharmaceutical product for which substantially the same regulatory structure is involved as for the Product and irrespective of whether the Company has any other products that compete with such pharmaceutical product, which pharmaceutical product is owned or licensed in a similar manner as the Product, which pharmaceutical product is at a similar stage in its Development or product life and is of similar market or profit potential as the Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in a given country or jurisdiction, pricing/reimbursement for the pharmaceutical product in a given country or jurisdiction, the intellectual property and regulatory protection of the pharmaceutical product in a given country or jurisdiction, the regulatory structure in such country or jurisdiction and the profitability of the pharmaceutical product in a given country or jurisdiction, all as measured by the facts and circumstances in existence at the time such efforts are due. It is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” with respect to a particular country or indication will change over time, reflecting changes in the status of each Product, as applicable, and the country(ies) involved.

“Company” shall have the meaning set forth in the first paragraph hereof.

“Company Indemnified Party” shall have the meaning set forth in Section 7.05(b). “Confidential Information” shall mean, as it relates to the Company and its Affiliates and the Product, the non-public Intellectual Property, confidential business information, financial data and other like information (including ideas, research and development, know-how, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material, or such other information that either party identifies to the other as confidential or the nature of which or the circumstances of the disclosure of which would reasonably indicate that such information is confidential.

“Control” or “Controlled” shall mean, when used with respect to any item of Intellectual Property, the possession (whether by ownership, license, sublicense or contract) by Company or any of its Affiliates, of the ability to assign or grant to any Third Party the license, sublicense or right to access and use such Intellectual Property as it relates to the manufacture, use, Development and/or Commercialization of the Product, without, other than with respect to the Hanmi License Agreements, paying any consideration to any Third Party (now or in the future) or violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Company or any of its Affiliates, would be required hereunder to grant such license, sublicense or rights of access and use. Notwithstanding the foregoing, a Party and its controlled Affiliates will not be deemed to “Control” any Intellectual Property that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party (or that merges or consolidates with such Party) after the Effective Date as a result of such Change of Control unless prior to the consummation of such Change of Control, such acquired Party or any of its controlled Affiliates also Controlled such Intellectual Property.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory is the subject of country- or territory-wide Sanctions.

“Development” shall mean, with respect to the Product, any internal and external research, development, and regulatory activities related to obtaining and maintaining Regulatory Approval for the Product, including development of data or information for the purpose of submission to a Regulatory Agency to obtain authorization to conduct clinical trials and to obtain, support, or maintain Regulatory Approval of the Product and including activities directed toward the clinical manufacture and manufacturing process development for the Product. “Develop,” “Developing,” and “Developed” will be construed accordingly.

“Disclosure Letter” shall mean the disclosure letter dated the Effective Date and delivered to Purchaser in respect of this Agreement.

“Dispute” shall have the meaning set forth in Section 3.12(e).

“Disqualified Assignee” shall mean (i) any competitor of the Company or any of its Subsidiaries primarily operating in the same line of business as the Company or any of its Subsidiaries and (ii) any of such competitor’s Affiliates (other than any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of business) that are either (x) identified by name in writing by the Company to the Purchaser from time to time or (y) clearly identifiable on the basis of such Affiliate’s name.

“Disqualified Equity Interest” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Effective Date.

“Effective Date” shall mean the first date upon which the conditions set forth in Section 2.03(a), shall have occurred. The Effective Date occurred on August 4, 2020.

“Equity Interests” shall mean, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, whether now outstanding or issued after the Effective Date, and in each case, however designated and whether voting or non-voting. Notwithstanding the foregoing, in no event shall any Indebtedness convertible or exchangeable into Equity Interests constitute “Equity Interests” hereunder.

“Equivalent Amount” shall mean, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, collectively, the Company, any Subsidiary thereof, and any Person under common control, or treated as a single employer, with the Company or any Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (iii) a withdrawal by the Company or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of the Company or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Company or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA; (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (vi) the imposition of liability on the Company or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by the Company or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xii) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which the Company or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which the Company or any ERISA Affiliate thereof may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could give rise to the imposition on the Company or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against the

Company or any Subsidiary thereof in connection with any such plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of the Company or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (xviii) the establishment or amendment by the Company or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of the Company.

“ERISA Funding Rules” shall mean the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Exchange Rate” shall mean, as of any date, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Reuters screen at or about 11:00 a.m. (Eastern time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Purchaser.

“Excluded Liabilities and Obligations” shall have the meaning set forth in Section 2.04.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Purchaser or required to be withheld or deducted from a payment to the Purchaser: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of the Purchaser being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Purchaser pursuant to a law in effect on the date on which the Purchaser acquires the Assigned Interests, (iii) Taxes attributable to the Purchaser’s failure to comply with Section 5.10(b), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FD&C Act” shall mean the U.S. Food, Drug and Cosmetic Act of 1938, 21 U.S.C. §§ 301 et seq. (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“FDA” shall mean the United States Food and Drug Administration and any successor entity.

“Financial Statements” shall mean the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019, and December 31, 2018, and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the Fiscal Years then ended and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 30, 2020, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity for fiscal quarter then ended.

“Fiscal Quarter” shall mean each three (3) month period commencing January 1, April 1, July 1 or October 1, provided, however, that (a) the first Fiscal Quarter of the Term shall extend from the Effective Date to the end of the first full Fiscal Quarter thereafter, and (b) the last Fiscal Quarter of the Term shall end upon the expiration or termination of this Agreement.

“Fiscal Year” shall mean the calendar year.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” shall mean any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, in each case whether U.S. or non-U.S, including the FDA and the United States Patent and Trademark Office.

“Governmental Licenses” shall mean all authorizations issuing from a Governmental Authority, including the FDA, based upon or as a result of applications to and requests for approval from a Governmental Authority for the right to manufacture, import, store, market, promote, advertise, offer for sale, sell, use and/or otherwise distribute the Product, which are owned by or licensed to the Company or any Subsidiary, acquired by the Company or any Subsidiary via assignment, purchase or otherwise or that the Company or any Subsidiary is authorized or granted rights under or to.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hanmi” shall mean Hanmi Pharmaceutical Ltd., Hanmi Pharmaceutical Co., Ltd., Hanmi Pharm. Co., Ltd., Hanmi Holdings Co., Ltd., and Hanmi Science Co. Ltd.

“Hanmi License Agreements” shall mean that (i) certain License Agreement made and entered into as of December 16, 2011 by and between Hanmi Pharmaceutical Ltd. and Kinex Pharmaceuticals, LLC (now Company), as amended by that certain First Amendment to License Agreement dated November 9, 2012 by and between Kinex Pharmaceuticals, LLC and Hanmi Pharmaceutical Co., Ltd., that certain Second Amendment License Agreement dated October 21, 2013 by and between Kinex Pharmaceuticals, Inc. and Hanmi Pharmaceutical Ltd., that certain Third Amendment to License Agreement dated March 3, 2015 by and between Kinex Pharmaceuticals, Inc. and Hanmi Pharmaceutical Ltd., that certain Fourth Amendment to License Agreement dated March 7, 2017 by and between Athenex Inc. and Hanmi Pharmaceutical Co., Ltd., and that certain Fifth Amendment to License Agreement dated September 4, 2018 by and between Athenex Inc. and Hanmi Pharmaceutical Co., Ltd.; and (ii) that certain License Agreement made and entered into as of June 28, 2013 by and between Hanmi Pharmaceutical Co., Ltd. and Kinex Therapeutics (HK) Limited and Kinex Pharmaceuticals, Inc. (collectively now Company), in each case, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hard Cap” shall mean an amount equal to the lesser of (x) 170% of the Purchase Price and (y) the Put/Call Price.

“Healthcare Laws” shall mean, collectively, all Laws applicable to the business, any product or the Product Commercialization and Development Activities of the Company and its Subsidiaries, whether U.S. or non-U.S., regulating the distribution, dispensing, importation, exportation, quality, manufacturing, labeling, promotion and provision of and payment for drugs, medical or healthcare products, items and services, including, without limitation, 45 C.F.R. et seq. (“HIPAA”); Section 1128B(b) of the Social Security Act, as amended; 42 U.S.C. § 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute”; § 1877 of the Social Security Act, as amended; 42 U.S.C. § 1395nn (Limitation on Certain Physician Referrals), commonly referred to as “Stark Statute”; the FD&C Act; all applicable Good Manufacturing Practice requirements addressed in the FDA’s Quality System Regulation (21 C.F.R. Part 820); all rules, regulations and guidance with respect to the provision of Medicare and Medicaid programs or services (42 C.F.R. Chapter IV et seq.); 10 U.S.C. §§1071 – 1110(b) (the “TRICARE Program”); 5 U.S.C. §§ 8901 – 8914 (“FEHB Plans”); the PDMA; and all rules, regulations and guidance promulgated under or pursuant to any of the foregoing, including any non-U.S. equivalents.

“In-Licensed Patents” shall mean, as of the Effective Date, all Patents that are in-licensed under the Hanmi License Agreements by Company (other than commercial off the shelf software) covering or related to the manufacture, use, Development and/or Commercialization of the Product.

“Included Product Revenue” shall mean, the sum of (i) Net Sales of the Product by the Company, its Affiliates and any Licensees (other than a Licensee under a Specified License

Agreement) plus (ii) Other Product Revenue with respect to the Product. Included Product Revenue will be determined from books and records maintained by the Company and its controlled Affiliates in accordance GAAP, consistently applied throughout the Company’s organization and across all products of the Company and its controlled Affiliates; provided that for the purposes of calculating Included Product Revenue with respect to sales or other disposition of the Product by any Licensee (other than a Licensee under a Specified License Agreement), Included Product Revenue will be determined to the best of the Knowledge of the Company based on reporting and all information available to the Company under the applicable License Agreement or otherwise.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding deferred compensation and accounts payable incurred in the ordinary course of business and not overdue by more than ninety (90) days), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement, currency swaps, forwards, futures or derivatives transactions or other interest or currency exchange rate or commodity price hedging arrangement, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances,, (xii) any Disqualified Equity Interests of such Person, and (xiii) all other obligations required to be classified as indebtedness of such Person under GAAP; provided that, notwithstanding the foregoing, Indebtedness shall not include accrued expenses, deferred rent, deferred taxes, deferred compensation or customary obligations under employment agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Tax” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of the Assigned Interests or any other Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Intellectual Property” shall mean all domestic and foreign intellectual property, including proprietary information; technical data; laboratory notebooks; clinical data; priority rights; trade secrets; know-how; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application); Patents; registered or unregistered trademarks, trade names, trade dress, logos, service marks, including all goodwill associated therewith; domain names, website names and world wide web addresses, social media account names and handles; works, registered and unregistered copyrights and all applications thereof; designs, design registrations, design registration applications; in each case that are Controlled by the Company or any of its controlled Affiliates, covering or related to the manufacture, use, Development and/or Commercialization of the Product and including, but not limited to, any non-published and proprietary information or data contained in any NDA for the Product.

“Intercreditor Agreement” shall mean the Intercreditor Agreement between Oaktree Fund Administration, LLC, and the Purchaser, acknowledged by the Company and each Subsidiary Guarantor as named therein, providing for the relative rights and priorities of the First Lien Claimholders (as defined therein) and the Second Lien Claimholders (as defined therein) with respect to the Collateral (as defined therein) as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“IRR” shall mean the internal rate of return calculated on a quarterly basis utilizing the same methodology utilized by the XIRR function in Microsoft Excel.

“Knowledge of the Company” shall mean the actual knowledge of any of the president, chief executive officer, chief financial officer and similar officer of such Person (each a “Knowledge Person”).

“Law” shall mean, collectively, all U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“License Agreement” shall mean any existing or future license, commercialization, co-promotion, collaboration, distribution, marketing or partnering agreement entered into before or during the Revenue Interest Period by the Company or any of its Affiliates that grants a license to a Third Party under the Intellectual Property Controlled by the Company or any of its controlled Affiliates to Develop and/or Commercialize the Product.

“Licensees” shall mean, collectively, the licensees and any sublicensees under each License Agreement; each a “Licensee”.

“Liens” shall mean (a) any mortgage, lien, pledge, hypothecation, charge, security interest, or other encumbrance of any kind or character whatsoever, whether or not filed, recorded or otherwise perfected under applicable Law, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any other encumbrance on title to real property, any option or other agreement to sell, or give a security interest in, such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction)) or any preferential arrangement that has the practical effect of creating a security interest (in each case excluding any License Agreements) and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Losses” shall mean collectively, any and all claims, damages, losses, judgments, awards, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and reasonable expenses of investigation) incurred in connection with defending any action, suit or proceeding, giving effect to any tax benefit realized by the indemnified party which is attributable to the Losses to which the indemnity claim relates.

“Major Countries” shall mean, collectively, the United States, England, Spain, Germany, France and Italy.

“Marketing Authorization” shall mean, with respect to the Product, the Regulatory Approval required by applicable Law to Commercialize the Product in a country or region, including, to the extent required by applicable Law for the Commercialization of the Product, all pricing approvals and government reimbursement approvals.

“Material Adverse Change” shall mean, with respect to the Company and its Subsidiaries, a material adverse change in the business, operations, condition of the assets, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean (a) the effect of a Material Adverse Change, (b) a material adverse change in or effect on the legality, validity, binding effect or enforceability of any of the Transaction Documents or the rights, remedies and benefits available to, or conferred on, the Purchaser thereunder, (c) material adverse effect on the ability of the Company to perform any of its material obligations under the Transaction Documents, and (d) any material adverse effect on the Product or the ability of the Company to distribute, market and/or otherwise Commercialize the Product.

“Material Contract” shall mean any contract specifically related to the Product and the Commercialization and/or Development thereof required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act of 1933 or Securities Exchange Act of 1934, as may be amended. For the avoidance of doubt, employment and management contracts shall not be Material Contracts, while the Hanmi License Agreements and Specified License Agreements will be deemed Material Contracts for purposes of this definition.

“Material Patents” shall mean filed, pending and issued Patents Controlled by the Company or its Affiliates that (i) disclose or claim inventions that are, or are related to, the composition of matter, method of use or method of manufacture of the Product, and (ii) are reasonably necessary to make, have made, use, import, export, Develop, manufacture, and/or Commercialize the Product.

“Multiemployer Plan” shall mean any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise

“NDA” shall mean (i) (x) a new drug application (as defined in the FD&C Act) and (y) any similar application or functional equivalent relating to any new drug application applicable to or required by any non-U.S. country, jurisdiction or Governmental Authority, and (ii) all supplements and amendments that may be filed with respect to any of the foregoing.

“Net Sales” shall mean the gross amount billed or invoiced in transactions by Company, any of its Affiliates or a Licensee (other than a Licensee under a Specified License Agreement) (each of the foregoing persons and entities, for purposes of this definition, shall be considered a “Selling Party”), for sales or other dispositions of the Product to a Third Party on a worldwide basis by the Company, its Affiliate or such Licensee, less the sum of the following (to the extent not reimbursed by any Third Party and without duplication):

(a) reasonable and customary rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions reasonably and actually granted, allowed, incurred or paid;

(b) discounts (including cash discounts and quantity discounts), coupons, retroactive price reductions, charge back payments and rebates for sales paid for by managed care organizations or to Governmental Authorities (including, but not limited to, payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to the Product), in each case, as applied to sales of the Product and actually given to customers;

(c) reasonable and customary credits and allowances taken upon rejection, return or recall of the Product;

(d) reasonable and customary freight and insurance costs incurred with respect to the shipment of the Product to customers, in each case if charged separately and invoiced to the customer;

(e) customs duties, surcharges and other similar governmental charges incurred in connection with the exportation or importation of the Product to the extent included in the gross amount invoiced;

(f) Value Added Tax, and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that is allocable to sales of the Product in accordance with the Selling Party’s standard policies and procedures consistently applied across its products, as adjusted for rebates and refunds, imposed in connection with the sales of the Product to any Third Party (excluding any taxes based on income); and

(g) actual uncollectible debt amounts with respect to sales of the Product, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid.

Such amounts shall be determined consistent with a Selling Party’s customary practices and in accordance with GAAP. For the avoidance of doubt, Net Sales shall not include any payments or other consideration received by the Company or its Affiliates from any Licensee with respect to the Development and/or Commercialization of the Product.

Sale or transfer of a Product between any of the Selling Parties shall not result in any Net Sales (unless the Selling Party purchaser or transferee is the ultimate end user of the Product), with Net Sales to be based only on any subsequent sales or dispositions to a non-Selling Party. For clarity, (i) Net Sales shall not include amounts or other consideration received by a Selling Party from a non-Selling Party in consideration of the grant of a (sub)license or co-promotion or distribution right to such non-Selling Party, provided that such consideration is not in lieu of all or a portion of the transfer price of the Product, (ii) sales to a Third Party distributor, wholesaler, group purchasing organization, pharmacy benefit manager, or retail chain customer shall be considered sales to a non-Selling Party to the extent that no additional consideration is received by a Selling Party for the subsequent use or re-sale by any such distributor, wholesaler, group purchasing organization, pharmacy benefit manager, or retail chain customer, as applicable, (iii) Net Sales by a Selling Party to a non-Selling Party consignee are not recognized as Net Sales by such Selling Party until the non-Selling Party consignee sells the Product, (iv) if a Selling Party receives in-kind consideration for the sale of the Product, then Net Sales shall be calculated as the fair market value of all consideration received by a Selling Party in respect of the Product, whether such consideration is in cash, payment in kind, exchange or other form, as determined in good faith by the Selling Party and (v) Net Sales shall exclude transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes, to the extent consideration is not received for such transfers or dispositions that is in excess of the fully burdened manufacturing cost of the applicable quantity of the Product so transferred or disposed.

With respect to sales of the Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. With respect to sales of the Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Selling Party’s, method for calculating rates of exchange in the preparation of the such person’s annual financial statements in accordance with GAAP consistently applied. No amount for which deduction is permitted pursuant to this definition shall be deducted more than once.

If any Product is sold in the form of a combination product (whether co-formulated or co-packaged) with another product or therapy that is not a Product (each a “Combination Product”), then the Net Sales for any such Combination Product shall be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the weighted average invoice price of the Product, as applicable, when sold separately in such country during the applicable accounting period in which the sales of the Combination Product were made, and “B” is the combined weighted average invoice prices of all of the active ingredients other than price of the Product contained in such Combination Product sold separately in such country during such same accounting period. If the Product contained in such Combination Product is not sold separately in finished form in such country, the Company and the Purchaser shall mutually determine on Net Sales for the Product based on the relative contribution of the Product in good faith and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

“Oaktree Term Loan Facility” shall mean that certain term loan credit agreement by and among the Company, as borrower, the guarantors from time to time party thereto, Oaktree Fund Administration, LLC, as administrative agent and the lenders from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time) in accordance with the terms of the Intercreditor Agreement.

“Obligations” shall mean any and all obligations of the Company under the Transaction Documents.

“Other Connection Taxes” shall mean, with respect to the Purchaser, Taxes imposed as a result of a present or former connection between the Purchaser and the jurisdiction imposing such Tax (other than connections arising from the Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document).

“Other Product Revenue” shall mean, for any Revenue Interest Period, all payments and other consideration received by the Company and its Affiliates from any Licensee pursuant to a Specified License Agreement with respect to the Development and/or Commercialization of the Product, including any license fees, commercial or sales-based milestone payments based on achievement of certain Product net sales thresholds (but excluding for clarity, (i) milestone payments for the achievement of clinical, regulatory or development milestones and (ii) any milestone payments based exclusively on achievement of first net sales in a certain jurisdiction), royalties (including on sales of the Product by such Licensees) and other payments in connection with a Specified License Agreement, in each case, during such Period, but excluding: (i) any payments made by any such Licensee to the extent classified as the Net Sales of the Company or its Affiliates, (ii) payments for equity or debt securities of the Company and its Affiliates that are at or below the fair market value of such securities on the date of receipt; (iii) bona fide research and development funding received by the Company and its Affiliates from any such Licensee for the Company and its Affiliates’ performance of specified research and development work with respect to the Product (e.g., FTE funding) after the date of the applicable Specified License Agreement, and reimbursement by such Licensee of documented external costs incurred by the Company and its Affiliates after the date of the Specified License Agreement for specified research and development work with respect to the Product contracted by the Company and its Affiliates to Third Party service providers, in each case, specifically for such specified research and development work; and (iv) payments and reimbursements by such Licensees of patent prosecution and maintenance costs actually incurred by the Company and its Affiliates in the prosecution and maintenance of Patents, in each case, determined on a consolidated basis in accordance with GAAP during such Revenue Interest Period. For the avoidance of doubt, Other Product Revenue shall not include any payments or other consideration received by the Company or its Affiliates from any Licensee other than pursuant to a Specified License Agreement with respect to the Development and/or Commercialization of the Product.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patents” shall mean (i) all domestic, national, regional and foreign patents, patent rights, patent applications, provisional applications, patent disclosures and invention disclosures issued or filed, (ii) any patent applications filed from such patents, patent rights, patent applications, provisional applications, patent disclosures and invention disclosures claiming priority to any of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications, (iii) any patents that have issued or in the future issue from the foregoing described in clauses (i) and (ii), including utility models, petty patents and design patents and certificates of invention; and (iv) all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, revisions, and term extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (i), (ii) and (iii), including the inventions claimed in any of the foregoing and any priority rights arising therefrom.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” shall mean licenses, Governmental Licenses, certificates, accreditations, Regulatory Approvals, other authorizations, registrations, permits, consents, clearances and approvals required in connection with the conduct of the Company’s or any Subsidiary’s business or to comply with any applicable Laws, and those issued by state governments for the conduct of the Company’s or any Subsidiary’s business.

“Permitted Indebtedness” shall mean:

(a) any payment obligations hereunder to the extent constituting Indebtedness;

(a) Indebtedness existing on the date hereof and set forth on Schedule 3.17(a) of the Disclosure Letter and Permitted Refinancings thereof;

(b) Indebtedness among the Company and its Subsidiaries and any refinancings thereof;

(c) any Working Capital Facility and Permitted Refinancings thereof;

(d) Indebtedness under the Oaktree Term Loan Facility and any Permitted Refinancings thereof;

(e) convertible indebtedness that matures no earlier than the date that is seven years after the Effective Date (and any Permitted Refinancings thereof);

(f) Indebtedness to the extent secured solely by assets of the Company and its Subsidiaries located in China to finance facilities currently under construction in mainland China (and any Permitted Refinancings thereof);

(g) Indebtedness assumed pursuant to any acquisition (and any Permitted Refinancings thereof); provided that (i) no such Indebtedness (individually) shall exceed 18.75% of the total purchase price paid in connection with such acquisition, (ii) the aggregate outstanding principal amount of Indebtedness permitted pursuant to this clause(g) shall not exceed $12,500,000 (or the Equivalent Amount in other currencies) at any time outstanding and (iii) no such Indebtedness was created or incurred in connection with, or in contemplation of, such acquisition;

(h) other Indebtedness in an aggregate outstanding principal amount not to exceed $12,500,000 plus, solely to the extent there is no Indebtedness outstanding pursuant to clause (d) above, $225,000,000;

(i) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations arising in the ordinary course of business;

(j) Indebtedness in respect of netting services, overdraft protections, business credit cards, purchasing cards, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services;

(k) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, leases, commercial contracts, Indebtedness permitted pursuant to clause (j), casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(l) purchase price adjustments, indemnity payments and other deferred purchase price obligations in connection with any acquisition;

(m) Indebtedness to the extent secured by assets of the Company and its Subsidiaries that do not constitute Collateral and solely to the extent such Indebtedness is non-recourse to the Company; and

(n) Capital Lease Obligations (including ordinary course equipment and software financing and leasing) and Indebtedness incurred after the Effective Date in respect of ordinary course purchase money indebtedness and in an aggregate principal amount on the date of incurrence that, when taken together with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (o), does not exceed $50,000,000; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) (A) the aggregate outstanding principal amount of such Indebtedness incurred with respect to such financing in relation to the manufacturing facility of the Company located in Dunkirk, NY does not exceed $12,500,000 (or the Equivalent Amount in other currencies) at any time and (B) the aggregate outstanding principal amount of such Indebtedness incurred with respect to such financing in relation to the active pharmaceutical ingredient manufacturing facility of the Company located in Chongqing, China does not exceed $22,500,000 (or the Equivalent Amount in other currencies) at any time.

“Permitted Licensing Agreement” means any License Agreement not prohibited hereunder, including, for the avoidance of doubt, any Specified License Agreement.

“Permitted Licensing Transaction” means any outlicense of the Company’s or its Affiliates rights to research, use, manufacture, Develop and/or Commercialize the Product, where such license agreement is with a pharmaceutical and/or biologics company with global annual revenue for its most recently completed fiscal year that is equal to or greater than five hundred million dollars ($500,000,000) attributable to its oncology business (or an Affiliate of such Person).

“Permitted Liens” shall mean:

(a) Liens created in favor of Purchaser on or after the Effective Date pursuant to the Security Agreement and any other Transaction Document;

(b) Liens securing Taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(c) any Liens set forth on Schedule 3.04(a) of the Disclosure Letter and renewals and extensions thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien; provided that (i) no such Lien (including any renewal or extension thereof) shall extend to any other property or asset of the Company or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and renewals, extensions and replacements thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien that do not increase the outstanding principal amount thereof;

(d) Liens imposed by any Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the ordinary course of business in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(f) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of their Subsidiaries;

(g) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to all applicable Laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any Law, which, in the aggregate for clauses (i), (ii) and (iii) are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or its Subsidiaries;

(h) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(i) Liens on cash or cash equivalents securing hedging agreements entered into for bona fide hedging purposes in the ordinary course of business and not for speculative purposes;

(j) Liens arising from precautionary UCC financing statement filings regarding operating leases of personal property and consignment arrangements entered into in the ordinary course of business;

(k) other Liens which secure obligations in an aggregate amount not to exceed $6,250,000 at any time outstanding;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the ordinary course of business;

(m) (i) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business;

(n) any Liens to secure any Permitted Indebtedness (provided that in the case of the Oaktree Term Loan Facility, such Liens shall be subject to the Intercreditor Agreement); provided that (a) in the case of Liens securing Indebtedness described in clause (g) of the definition of Permitted Indebtedness, (i) such Lien is not created in contemplation of or in connection with the acquisition pursuant to which such Indebtedness was assumed, (ii) such Lien shall not apply to any other property or assets of the Company or any of its Subsidiaries and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (b) in the case of Liens securing Indebtedness described in clause (n) of the definition of Permitted Indebtedness, such Liens extend only to the assets being financed, the products and proceeds thereof and books and records related thereto;

(o) Permitted Licensing Agreements, interests or title of licensors and restrictions imposed by License Agreements; and

(p) any judgment lien or lien arising from decrees or attachments not constituting a Put Option Event.

“Permitted Refinancing” shall mean, with respect to any Indebtedness permitted to be modified, refinanced, replaced, refunded, replaced, renewed or extended hereunder, any modification, refinancing, refunding, replacement, renewal or extension of such Indebtedness; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred (including any original issue discount and commitment fees), in connection with such modification, refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing revolving commitments unutilized thereunder, and (ii) the Indebtedness resulting from such modification, refinancing, replacement, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, replaced, renewed or extended (other than customary bridge loans that are exchangeable into loans, notes or securities).

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform Intellectual Property” means any Intellectual Property that (a) claims or covers the Product (or the manufacture or use thereof) and (b) claims or covers or is otherwise necessary or reasonably useful for the research, development or commercialization of products other than the Product.

“Product” shall mean the pharmaceutical product that has been Developed, is being Developed, and will be Developed and/or Commercialized during the Term by the Company, its Affiliates or its Licensees comprising the oral formulation of paclitaxel plus the P-glycoprotein inhibitor encequidar (formerly known as HM30181A), including pharmaceutical product in which the oral formulation of paclitaxel and the encequidar are co-formulated for administration and pharmaceutical product in which the oral formulation of paclitaxel and the encequidar are formulated separately for administration, in any and all dosage forms, presentations, dosages and formations and whether alone or in combination with one or more other therapeutically active pharmaceutical ingredients, including any improvements thereto or modifications thereof to the extent containing or comprising an oral formulation of paclitaxel and the P-glycoprotein inhibitor encequidar.

“Product Authorizations” shall mean any and all approvals of any Governmental Authority, whether U.S. or non-U.S. (including the NDA and all applicable biologics license applications, investigational new drug applications, Product Standards, supplements, amendments, pre- and post- approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity) of any Governmental Authority, in each case, necessary to be held or maintained by, or for the benefit of, the Company or any of its Subsidiaries or its Affiliates for the ownership, use, Development and/or Commercialization of the Product or for any Product Commercialization and Development Activities with respect thereto in any country or jurisdiction.

“Product Commercialization and Development Activities” shall mean, with respect to the Product, any combination of research, Development, manufacture, import, use, sale, licensing, importation, exportation, shipping, storage, handling, design, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other Commercialization activities, receipt of payment in respect of any of the foregoing (including, in respect of licensing, royalty milestone or similar payments), or any similar or other activities the purpose of which is to commercially exploit the Product.

“Product Standards” shall mean all safety, quality and other specifications and standards applicable to the Product, including all pharmaceutical, biological and other standards promulgated by any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Prohibited Payment” shall mean any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Purchase Price” shall mean $50,000,000.00.

“Purchase Price Condition” shall mean the receipt of Marketing Authorization by the FDA in respect of NDA 213190 (including any replacement or supplement thereof submitted for the use of the Product for the treatment of metastatic breast cancer).

“Purchaser” shall have the meaning set forth in the first paragraph hereof.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 7.05(a).

“Put Option” shall have the meaning set forth in Section 5.05(a).

“Put Option Closing Date” shall have the meaning set forth in Section 5.05(a).

“Put Option Event” shall mean any one of the following events:

(a) any Bankruptcy Event; or

(b) a Change of Control shall have occurred; or

(c) any sale, out-licensing of all or substantially all of the rights in and to the Product in the United States or other form of divestment of all or substantially all of the rights in and to the Product. For clarity, a co-promotion agreement for the Product in the United States shall not constitute a Put Option Event. Furthermore, the entry into a Permitted Licensing Transaction that includes all or substantially all of the United States and European Development and Commercialization rights to the Product, shall not constitute a Put Option Event; or

(d) the Company shall fail (i) to pay, when and as required to be paid herein, any amount of any Revenue Interest Payment when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise, or (ii) to pay or reimburse the Purchaser for any other Obligations not described in the preceding clause (i) within ten (10) Business Days following the due date therefor (or, if there is no due date therefor, within ten (10) Business Days following the Purchaser’s demand for any such payment or reimbursement); or

(e) the Company or any Subsidiary shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Transaction Documents (other than any provision embodied in or covered by any other clause of this definition) and such failure shall reasonably be expected to have a Material Adverse Effect, and, in the case of any failure that is capable of cure, the same shall remain unremedied for thirty (30) days or more following the earlier to occur of (a) notice thereof furnished to the Company by the Purchaser and (b) the date any Knowledge Person of the Company has (or reasonably should have had) knowledge of the occurrence of the acts or omissions that constitute such failure.

“Put/Call Price” shall mean, as of any date of determination, (a) on or before the third anniversary of the Effective Date, a payment sufficient to generate an IRR of 18.0% of the Purchase Price, taking into consideration the amount and timing of payments already received by Purchaser from the Company hereunder, (b) after the third anniversary of the Effective Date and on or before the fourth anniversary of the Effective Date, a payment sufficient to generate an IRR of 16.0% of the Purchase Price, taking into consideration the amount and timing of payments already received by Purchaser from the Company hereunder, (c) after the fourth anniversary of the Effective Date and on or before the fifth anniversary of the Effective Date, a payment sufficient to generate an IRR of 15.0% of the Purchase Price, taking into consideration the amount and timing of payments already received by Purchaser from the Company hereunder, and (d) thereafter, the greater of (i) an amount that, when paid to Purchaser, would generate an IRR of 13.0% of the Purchase Price, taking into consideration the amount and timing of payments received by Purchaser from the Company hereunder and (ii) an amount equal to the product of the Purchase Price and 1.65, less the amount of payments already received by Purchaser from the Company hereunder. Any calculation of the IRR in determining the Put/Call Price shall be calculated on a quarterly basis from the Funding Date to any such date of determination (including any date of payment).

“Qualified Equity Interest” shall mean, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by the Company or any ERISA Affiliate thereof or to which the Company or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Quarterly Report” shall mean, with respect to the relevant Fiscal Quarter of the Company, a report showing the Revenue Interest Payment due to Purchaser for such Fiscal Quarter, which report shall include a calculation of Included Product Revenue, including Net Sales and Other Product Revenue on a country-by-country basis, and, in each case, to the extent applicable, the adjustments and other reconciliations used to arrive at Included Product Revenue, reconciled, in each case, to the most applicable line item in the Company’s consolidated statements of operations or furnished to Purchaser pursuant to Section 5.01(f).

“Regulatory Agency” shall mean a Governmental Authority with responsibility for the approval of the manufacture, use, storage, import, export, transport, or Commercialization of the Product in any country.

“Regulatory Approval” shall mean all approvals, product and/or establishment licenses, registrations, certificates, permits, authorizations and supplements thereto, as well as associated materials (including the product dossier) of any Regulatory Agency necessary for the manufacture, use, storage, import, export, transport, or Commercialization of the Product in any country.

“Revenue Interest Period” shall mean the period from and including the Funding Date through and including December 31, 2033, unless earlier terminated upon (i) Purchaser’s exercise of the Put Option in accordance with Section 5.05(a) or the Company’s exercise of the Call Option in accordance with Section 5.05(b), in each case upon the payment of the Put/Call Price, (ii) Company’s termination pursuant to Section 6.01 or (iii) the date on which the Company has made payments to the Purchaser in an amount equal to no less than the Hard Cap.

“Revenue Interest Payment(s)” has the meaning set forth in Section 2.02(a).

“Safety Notices” shall mean any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action issued or instigated by the Company, any Subsidiary or any Governmental Authority relating to an alleged lack of safety or regulatory compliance of the Product.

“Sanction” shall mean any international economic or financial sanction or trade embargo imposed, administered or enforced from time to time by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority where the Company is located or conducts business.

“Security Agreement” shall mean the Security Agreement between the Company and Purchaser providing for, among other things, the grant by the Company in favor of Purchaser of a valid continuing, perfected lien on and security interest in, the Collateral, which Security Agreement shall be substantially in the form of Exhibit A.

“Specified License Agreement” shall mean each License Agreement listed on Schedule 1 to this Agreement.

“Subsidiary” shall mean, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” shall mean any federal, state, local or foreign tax, levy, impost, duty, assessment, fee, deduction or withholding or other charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).

“Tax Return” shall mean any report, return, form (including elections, declarations, statements, amendments, claims for refund, schedules, information returns or attachments thereto) or other information supplied or required to be supplied to a Governmental Authority with respect to Taxes.

“Term” shall have the meaning set forth in Section 6.01.

“Term Sheet” shall mean the Term Sheet between the Company and Purchaser, dated June 26, 2020.

“Third Party” shall mean any Person other than the Purchaser or the Company.

“Title IV Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by the Company or any ERISA Affiliate thereof or to which the Company or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Transaction Documents” shall mean, collectively, this Agreement, the Security Agreement, the Intercreditor Agreement and any related ancillary documents or agreements.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCC Financing Statements” shall mean the UCC-1 financing statements, in form and substance reasonably satisfactory to Purchaser, that shall be filed by Purchaser at or promptly following the Effective Date, as well as any additional UCC-1 financing statements or amendments thereto as reasonably requested from time to time, to perfect Purchaser’s security interest in the Collateral.

“United States” shall mean the United States of America.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Working Capital Collateral” shall mean any property of the Company and its Subsidiaries securing any Working Capital Facility.

“Working Capital Facility” shall mean a committed secured credit facility made available by a bank or other financial institution to the Company and/or any Subsidiary thereof, as borrower, for general working capital purposes and/or any other purpose not specifically prohibited by this Agreement in an aggregate principal amount not to exceed $25,000,000.

ARTICLE II

PURCHASE OF ASSIGNED INTERESTS

Section 2.01 Purchase.

Upon the terms and subject to the conditions set forth in this Agreement, including the occurrence of the Purchase Price Condition, the Company agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase from the Company, free and clear of all Liens (except Permitted Liens), all of the Company’s rights and interests in and to the Assigned Interests on the Funding Date. Purchaser’s ownership interest in the Assigned Interests so acquired shall vest immediately upon the Company’s receipt of payment of the Purchase Price for such Assigned Interests pursuant to Section 2.03(b), subject to the termination provisions of Section 6.01.

Section 2.02 Payments by the Company.

(a) Payments in Respect of the Assigned Interests. In connection with the purchase of the Assigned Interests, and subject to the terms and conditions of this Agreement, Purchaser shall be entitled to receive an amount equal to the product of the Applicable Percentage multiplied by the Included Product Revenues during the Revenue Interest Period, (such payments, the “Revenue Interest Payments”) as provided in this Section 2.02.

(b) Quarterly Payments. On a quarterly basis for each Fiscal Quarter after the Funding Date and subject to the Hard Cap, concurrently with the delivery of the Quarterly Report to Purchaser as set forth in Section 5.01(f) (but in no event later than sixty (60) days following the end of each Fiscal Quarter), the Company shall pay an amount equal to the Revenue Interest Payment for such Fiscal Quarter to Purchaser.

(c) Additional Payments; Hard Cap.

(i) If the Purchaser has not received payments from the Company pursuant to this Agreement in an amount equal to 40% of the Purchase Price by September 30, 2024, the Company shall make a payment to the Purchaser promptly (and in any event, no later than 45 days thereafter) in an amount equal to such deficit, which payment shall be deemed a Revenue Interest Payment.

(ii) If the Purchaser has not received payments from the Company pursuant to this Agreement in an amount equal to 100% of the Purchase Price by August 4, 2026, the Company shall make a payment to the Purchaser promptly (and in any event, no later than 45 days thereafter) in an amount equal to such deficit, which payment shall be deemed a Revenue Interest Payment.

(iii) If the Purchaser has not received payments from the Company pursuant to this Agreement in an amount equal to 170% of the Purchase Price by the date that is the tenth anniversary of the Funding Date, the Company will make a payment (subject to the Hard Cap) to the Purchaser such that the Purchaser will have obtained a 6.0% IRR, calculated on a quarterly basis and calculated from the Funding Date to the tenth anniversary of the Funding Date, on the amount of the Purchase Price, taking into account payments received by the Purchaser from the Company under this Agreement.

(iv) Notwithstanding anything else set forth herein to the contrary, in no event shall the aggregate amount of any payments made by Company to the Purchaser under this Agreement exceed the Hard Cap.

(d) Payment Procedure. Any payments to be made by the Company to Purchaser hereunder or under any other Transaction Document shall be made by wire transfer of immediately available funds to the account designated by the Purchaser prior to the date thereof.

(e) Effectiveness. Notwithstanding the foregoing, the payment provisions set forth in Section 2.02 shall only become operative upon the occurrence of the Funding Date.

Section 2.03 Effective Date; Effective Date Deliveries; Payment of Purchase Price; Payments by the Company.

(a) Effective Date. This Agreement shall become effective subject to the fulfillment, to the sole satisfaction of the Purchaser, of all of the following conditions precedent:

(i) This Agreement and the other Transaction Documents shall have been executed and delivered to the Purchaser by each party thereto (other than the Purchaser), and the Company shall have delivered, or caused to be delivered, such other documents as the Purchaser reasonably requested, in each case, in form and substance satisfactory to the Purchaser.

(ii) The Company shall have delivered to the Purchaser (x) a copy of a good standing certificate of the Company, dated a date reasonably close to the Effective Date, and (y) a duly executed secretary’s certificate, dated as of the Effective Date, as to: (a) resolutions of the Board then in full force and effect authorizing the execution, delivery and performance of each Transaction Document to be executed by the Company; (b) the incumbency and signatures of officers authorized to execute and deliver each Transaction Document to be executed by the Company; and the full force and validity of the articles or certificate of incorporation or bylaws (or other organizational or constitutional documents) of the Company and copies thereof; which certificate shall be in form and substance reasonably satisfactory to the Purchaser.

(iii) The Purchaser shall have received executed counterparts of the Security Agreement, in form and substance reasonably acceptable to the Purchaser, dated as of the Effective Date, duly executed and delivered by the Company, together with all documents required to be delivered or filed under the Security Agreement and evidence satisfactory to it that arrangements have been made with respect to all registrations, notices or actions required under the Security Agreement to be effected (including the UCC Financing Statements), given or made in order to establish a valid and perfected first priority security interest in the Collateral in accordance with the terms of the Security Agreement and the Intercreditor Agreement.

(iv) The representations and warranties made by the Company in Article III hereof and in the other Transaction Documents shall be true and correct in all material respects as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).

(v) The Company shall have delivered to the Purchaser written evidence satisfactory to the Purchaser in all respects of the Company’s submission of the NDA to the FDA.

(vi) The Purchaser shall have become a “Lender” by assignment in the Oaktree Term Loan Facility in an amount of not less than $37,500,000 in the aggregate and been issued its pro rata share of warrants by the Company in connection with such assignment, on terms and conditions satisfactory to Purchaser in all respects.

(vii) No event shall have occurred or be continuing that would constitute a Put Option Event hereunder.

(viii) The Purchaser shall have received satisfactory evidence that the Company has obtained all required consents and approvals of all Persons to the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder.

(ix) The Purchaser shall be satisfied in its sole discretion that there shall not exist any event or condition that constitutes, or could reasonably be expected to constitute, a Material Adverse Change.

(x) The Company shall have delivered to the Purchaser an opinion of counsel to the Company reasonably acceptable to the Purchaser and Purchaser’s counsel as to matters relating to the Company and the Transaction Documents.

(xi) The Purchaser shall have received the Financial Statements, or such information shall be publicly available on “EDGAR”.

(xii) The Purchaser shall have received a certificate in form and substance reasonably satisfactory to the Purchaser, dated as of the Effective Date, duly executed and delivered by a Knowledge Person of the Company, certifying that the conditions set forth in clauses (iv), (vii), (viii) and (ix) of this Section 2.03(a) have been satisfied.

(xiii) The Purchaser shall be satisfied with Lien searches regarding the Company made as of a date reasonably close to the Effective Date.

(b) Payment of Purchase Price. Subject to the occurrence of the Effective Date and so long as no Put Option Event has occurred and is continuing, within three Business Days following the date that the Purchase Price Condition has been met (or the first Business Day following such date if such date is not a Business Day), Purchaser shall pay to the Company the Purchase Price by wire transfer of immediately available funds to the account designated by the Company prior to the date thereof (the “Funding Date”), subject to the representations and warranties being made by the Company in Sections 3.01 through 3.05 hereof being true and correct in all material respects as of the Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects). The Purchase Price Condition may be waived by mutual agreement by the Purchaser and the Company each in their sole discretion.

(c) Such purchase price payment shall have no contingencies other than as set forth in this Section 2.03(b). The failure by Purchaser to pay the Purchase Price when due in accordance with this Section 2.03(b) shall constitute a material breach of this Agreement and shall give rise to the immediate right of the Company to terminate this Agreement in accordance with Section 6.01.

Section 2.04 No Assumed Obligations.

Notwithstanding any provision in this Agreement or any other writing to the contrary, Purchaser is acquiring only the Assigned Interests and is not assuming any liability or obligation of the Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Transaction Document or otherwise (the “Excluded Liabilities and Obligations”). The Purchaser expressly does not assume or agree to be responsible for any Excluded Liabilities and Obligations and all such liabilities and obligations shall be retained by and remain obligations and liabilities of the Company or its Affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Purchaser, as of the Effective Date and as of the Funding Date with respect to Section 3.01 through Section 3.05, the following:

Section 3.01 Organization.

Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of formation and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its respective business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so would be reasonably expected to have a Material Adverse Effect. The Company has no direct or indirect Subsidiaries, other than those disclosed to the Purchaser in writing on or prior to the date hereof (including as disclosed in its public filings with the Securities and Exchange Commission).

Section 3.02 Authorization.

The Company has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by the Company and each Transaction Document constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 3.03 Governmental Authorization.

The execution and delivery by the Company of the Transaction Documents, and the performance by the Company of its obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority, except for the filing of the UCC Financing Statements, which are the responsibility of Purchaser.

Section 3.04 Ownership.

(a) The Company Controls all of the Intellectual Property and the Regulatory Approvals which it currently purports to own that are necessary for the Development and Commercialization of the Product free and clear of all Liens (other than Permitted Liens), and no license or covenant not to sue under any Intellectual Property that are necessary for the Development and Commercialization of the Product has been granted by the Company to any Third Party, except Permitted Licensing Agreements or as set forth on Schedule 3.04(a) of the Disclosure Letter.

(b) The Company owns, and is the sole holder of, and/or has and holds a valid, enforceable and subsisting license to, all of those other assets of which it is aware that are material to, or otherwise necessary for the conduct of its business related to the Product, in each case free and clear of any and all Liens (other than Permitted Liens). Except as set forth on Schedule 3.04(b) of the Disclosure Letter, the Company has not transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of the Included Product Revenues other than as contemplated by this Agreement.

Section 3.05 Financial Statements; Material Adverse Change.

(a) The Financial Statements were prepared in conformity with GAAP and present fairly in all material respects the financial position and the financial results of the Company and its Subsidiaries as of the dates and for the periods covered thereby, subject in the case of the unaudited financial statements to the absence of footnotes, year-end adjustments and other supplementary information required by GAAP.

(b) Since December 31, 2019, there has been no Material Adverse Change; provided, that for purposes of this Section 3.05(b), the impacts of the COVID-19 pandemic on the business, operations or financial condition of the Company and its Subsidiaries that (x) occurred prior to the Effective Date and (y) were disclosed in public filings made with the SEC or in writing to the Purchaser, in each case prior to the Effective Date, shall be disregarded.

Section 3.06 No Undisclosed Liabilities.

Except for those liabilities (a) identified in the Financial Statements (including the notes thereto), (b) incurred by the Company in the ordinary course of business since March 30, 2020, or (c) in connection with the Obligations under the Transaction Documents, there are no material liabilities of the Company or its Subsidiaries related to the Product, of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable.

Section 3.07 Solvency.

Assuming consummation of the transactions contemplated by the Transaction Documents, (a) the present fair saleable value of the Company’s and its Subsidiaries’ assets on a consolidated basis is greater than the total amount of liabilities of the Company and its Subsidiaries as such liabilities mature, (b) the Company and its Subsidiaries, taken as a whole, do not have unreasonably small capital with which to engage in its business, and (c) the Company and its Subsidiaries, taken as a whole, have not incurred, nor do they have present plans to or intend to incur, debts or liabilities beyond their ability to pay such debts or liabilities as they become absolute and matured.

Section 3.08 Litigation.

Other than as disclosed on Schedule 3.08 to the Disclosure Letter: (a) there is no action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries or any governmental inquiry pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries, in each case which would question the validity of, or could adversely affect the transactions contemplated by any of the Transaction Documents; and (b) there is no action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company, its Subsidiaries or, to the knowledge of the Company, any other Person relating to the Product, the Intellectual Property, the Regulatory Approvals, the Included Product Revenues or the Assigned Interests.

Section 3.09 Compliance with Laws.

(a) Neither the Company nor any of its Subsidiaries (a) is in material violation of, has violated, or to the Knowledge of the Company, is under investigation with respect to, or, (b) has been threatened to be charged with or been given notice of any material violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by any Governmental Authority applicable to the Company, the Assigned Interests or the Included Product Revenues.

(b) The Company and its Subsidiaries are, and all Product Commercialization and Development Activities of such Persons are being conducted, in material compliance with all applicable Healthcare Laws.

(c) To the Knowledge of the Company, any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to the Company or any Subsidiaries (collectively, a “Referral Source”) who has a direct ownership, investment, or financial interest in the Company or any such Subsidiary paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source compared to investors or owners who are not in a position to refer patients or other business. Neither the Company nor any of its Subsidiaries, directly or indirectly, has or will guarantee a loan, make a payment toward a loan or otherwise subsidize a loan for any Referral Source including, without limitation, any loans related to financing the Referral Source’s ownership, investment or financial interest in the Company or any such Subsidiary.

(d) Without limiting the generality of the foregoing:

(i) To the Knowledge of the Company, on the one hand, and any Referral Source, on the other hand, any such arrangement (a) complies, in all material respects, with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and other applicable anti-kickback and self-referral laws, whether U.S. or non-U.S.; (b) reflects fair market value, has commercially reasonable terms, and was negotiated at arm’s length; and (c) does not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of the Company or any of its Subsidiaries; and

(ii) the Company and each of its Subsidiaries have implemented policies and procedures to monitor, collect, and report any payments or transfers of value to certain healthcare providers and teaching hospitals, in accordance, in all material respects, with industry standards and the Affordable Care Act of 2010 and the Physician Payments Sunshine Act and their implementing regulations and state disclosure and transparency laws.

Section 3.10 Conflicts.

Neither the execution and delivery of any of this Agreement or the other Transaction Documents to which the Company is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Company or its Subsidiaries or any of their respective assets or properties may be subject or bound; or (ii) any contract, agreement, commitment or instrument to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective assets or properties is bound or committed; (b) contravene, conflict with or result in a breach or violation of any provisions of the articles or certificate of incorporation or bylaws (or other organizational or constitutional documents) of the Company or its Subsidiaries; (c) except for the filing of the UCC Financing Statements required hereunder and filings with the United States Patent and Trademark Office, require any notification to, filing with, or consent of, any Person or Governmental Authority, except such consents that are obtained on or prior to the Effective Date; (d) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, its Subsidiaries or any other Person or to a loss of any benefit relating to the Included Product Revenues or the Assigned Interests; or (e) other than pursuant to the Security Agreement or any other Transaction Document, result in the creation or imposition of any Lien on the Collateral, except, in the case of the foregoing clauses (a), (c) or (d), for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, be material.

Section 3.11 Subordination.

Subject to the Intercreditor Agreement, the claims and rights of Purchaser created by any Transaction Document in and to the Assigned Interests are not and shall not be contractually subordinated in right of payment to any creditor of the Company or any other Person.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a) of the Disclosure Letter sets forth an accurate, true and complete list of all (i) Material Patents and the expected expiration date of each issued Material Patent as of the Effective Date (which expiration date may be extended in a jurisdiction by patent term and/or marketing extensions, depending on whether the jurisdiction offers such extensions for which the Product is eligible), (ii) trade names, registered trademarks, registered service marks, applications for trademark registration or service mark registration, common law trademarks, trade dress, and logos, (iii) registered copyrights, and applications for copyright registration, (iv) business names, domain name registrations and websites, social media account names and handles and (v) designs, design registrations, design registration applications, in each case with respect to clauses (i), (ii), (iii), (iv) and (v) above in this subsection (a) that the Company Controls and which are necessary to make, have made, use, import, export, Develop, manufacture or Commercialize the Product. For each item of Intellectual Property listed on Schedule 3.12(a) of the Disclosure Letter, the Company has identified (x) the owner, (y) the countries in which such listed item is patented or registered or in which an application for Patent or registration is pending, as applicable and (z) the application number, the Patent number or registration number. To the Knowledge of the Company, except as disclosed therein, each issued Patent, copyright, design, trademark or other application and registration listed on Schedule 3.12(a) of the Disclosure Letter is subsisting, is valid and/or enforceable and none has lapsed, expired, been cancelled or become abandoned in any material respect (other than in the ordinary course of prosecution with a reasonable substitute therefor).

(b) Neither the Company nor any of its Affiliates has received any opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any of the Materials Patents may succeed.

(c) Except for Material Patents Controlled by the Company and set forth on Schedule 3.12(a) of the Disclosure Letter, to the Knowledge of the Company, no other Patents are necessary to make, have made, use, import, Develop, manufacture or Commercialize the Product in the form of the Product existing as of the Effective Date for any indication including for the treatment of metastatic breast cancer. To the Knowledge of the Company, the use, manufacture, Development, import, export, distribution or Commercialization of the Product in the form of the Product existing as of the Effective Date for the treatment of metastatic breast cancer does not infringe any issued patents owned by a Third Party.

(d) The Company has the full right, power and authority to grant all of the rights and interests granted to Purchaser in this Agreement.

(e) There are no unpaid maintenance, annuity or renewal fees currently overdue for any of the Material Patents (other than any of the In-Licensed Patents) by the Company or its Affiliates, and to the Knowledge of the Company, there are no unpaid maintenance, annuity or renewal fees currently overdue for any of the In-Licensed Patents.

(f) To the Knowledge of the Company, no Intellectual Property that is material to or necessary for the Development or Commercialization of the Product and that is owned by the Company or its Affiliates is subject to or may be subject to a claim of ownership by any Third Party.

(g) To the Knowledge of the Company, the Material Patents have been diligently prosecuted in accordance with applicable Law. To the Knowledge of the Company, each individual involved in the filing and prosecution of the Material Patents, including the named inventors of the Material Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with the USPTO in connection with the filing and prosecution of the Material Patents.

(h) There is, and has been, no pending, decided or settled opposition, interference proceeding, reexamination proceeding, inter partes review proceeding, cancellation proceeding, injunction, claim, lawsuit, declaratory judgment, administrative post-grant review proceeding, other administrative or judicial proceeding, hearing, investigation, complaint, arbitration, mediation, International Trade Commission investigation, decree, or any other filed claim (collectively referred to hereinafter as “Disputes”) related to any of the Material Patents owned by the Company or its Affiliates, nor, to the Knowledge of the Company, has any such Dispute been threatened in writing challenging the legality, validity, enforceability or ownership of any Material Patents owned by the Company or its Affiliates. To the Knowledge of the Company, there is, and has been, no pending, decided or settled Disputes related to any of the In-Licensed Patents, nor, to the Knowledge of the Company, has any such Dispute been threatened challenging the legality, validity, enforceability or ownership of any In-Licensed Patents. Company has not received any written notice or claim of any such Dispute as pertaining to the Product and neither the Company nor its Subsidiaries or its Affiliates has sent any notice of any such Dispute to a Third Party. The Company is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of Dispute which relates to the Product or the Material Patents.

(i) There is, and has been, no pending, decided or settled Disputes (i) that allege or alleged in writing that the Company or any of its Affiliates is infringing, misappropriating, diluting, or otherwise violating any intellectual property of another Person in relation to any Product Development or Commercialization Activities performed by the Company or its Affiliates, (ii) that allege or alleged in writing, that the Product infringes any intellectual property of another Person or contains any intellectual property misappropriated from another Person, or (iii) to the Knowledge of the Company, that seeks or sought to limit or challenge the validity, enforceability, ownership, or use by or on behalf of the Company and its Affiliates of any Intellectual Property in respect of the Product. To the Knowledge of the Company, no Person is engaging or has engaged in any activity that infringes upon, misappropriates or otherwise violates any Intellectual Property material to the use, manufacture, Development or Commercialization of the Product with respect to any product or service that is competitive with the Development or Commercialization (or expected Development or Commercialization) of the Product.

(j) There is no pending, or to the Knowledge of the Company threatened, action, suit, or proceeding, or any investigation or claim by any Governmental Authority to which the Company is a party relating to the Product (i) that would be the subject of a claim for indemnification by any Person or Third Party under any agreement, or (ii) that the Development, Commercialization or distribution of the Product in the United States by the Company or its Affiliates does or will infringe on any issued patent of any other Person.

(k) The Company and its Affiliates have taken commercially reasonable actions, measures and precautions to protect, preserve and maintain (i) the confidentiality of all trade secret Intellectual Property that each owns, as applicable, and (ii) the validity of all Intellectual Property related to the Product.

Section 3.13 Regulatory Approval.

(a) As of the Effective Date, the Company (or a Licensee of the Company, as applicable) is the sole and exclusive owner of all pending investigational new drug applications and NDAs for to the Product. There has not been any Regulatory Approval of the Product in any country by the Company or any Third Party for the Product.

(b) The Company and its Subsidiaries and its Affiliates have made available to Purchaser any written reports or other written communications received from a Governmental Authority that would indicate that any Regulatory Agency (A) is likely to revise or revoke any current Regulatory Approval granted by any Regulatory Agency with respect to the Product, if applicable, (B) is likely to reject any Regulatory Approval by any Regulatory Agency with respect to the Product, including any submissions related thereto, or (C) is likely to pursue any material compliance actions against the Company for any matters related to the Product or the Development or Commercialization thereof.

(c) Neither the Company nor its Subsidiaries or its Affiliates has received any notice of (i) proceedings relating to the revocation, suspension, termination or modification of any Regulatory Approvals or (ii) rejection of any Regulatory Approval by any Regulatory Agency, including of any submissions related thereto.

(d) Except as set forth on Schedule 3.13 of the Disclosure Letter, the Company and its Subsidiaries and its Affiliates are in material compliance with, and have materially complied with, all applicable federal, state, local and foreign Laws, rules, regulations, standards, orders and decrees governing its business, including all regulations promulgated by each Regulatory Agency; the Company and its Subsidiaries and its Affiliates have not received any notice citing action or inaction by any of them that would constitute any material non-compliance with any applicable federal, state, local and foreign Laws, rules, regulations, or standards; and to the Knowledge of the Company, no material prospective change in any applicable federal, state, local or foreign laws, rules, regulations or standards has been adopted that which, when made effective, would result in any material non-compliance by the Company or its Subsidiaries or its Affiliates.

Section 3.14 Material Contracts.

Except as set forth on Schedule 3.14 to the Disclosure Letter, neither the Company nor its Subsidiaries is in material breach of or in material default under any Material Contract. To the Knowledge of the Company, nothing has occurred and no condition exists that would permit any other party thereto to terminate any Material Contract. Neither the Company nor its Subsidiaries has received any notice or, to the Knowledge of the Company, any threat of termination of any such Material Contract. To the Knowledge of the Company, no other party to a Material Contract is in breach of or in default under such Material Contract. All Material Contracts are valid and binding on the Company or its Subsidiaries and, to the Knowledge of the Company, on each other party thereto, and are in full force and effect.

Section 3.15 Broker’s Fees.

The Company and its Subsidiaries have not taken any action that would entitle any Person to any commission or broker’s fee in connection with this Agreement except fees, commissions and expenses to be paid to Ladenburg Thalmann & Co. Inc.

Section 3.16 Pension Matters.

Schedule 3.16 sets forth, as of the Effective Date, a complete and correct list of, and that separately identifies, (i) all Title IV Plans, (ii) all Multiemployer Plans and (iii) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Laws so qualifies. Except for those that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Laws, (y) there are no existing or pending (or to the knowledge of the Company or any of its Subsidiaries, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which the Company or any Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or claim and (z) no ERISA Event is reasonably expected to occur. The Company and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and neither the Company nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. As of the Effective Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

Section 3.17 Indebtedness and Liens.

Set forth on Schedule 3.17(a) is a complete and correct list of all Indebtedness of the Company and each of its Subsidiaries (other than intercompany indebtedness) outstanding as of the Effective Date. Set forth on Schedule 3.17(b) is a complete and correct list of all Liens granted by the Company and each of its Subsidiaries with respect to their respective property and outstanding as of the Effective Date.

Section 3.18 Compliance of the Product.

(a) The Company or its Affiliates possess all Permits, including Regulatory Approvals from the FDA and other Governmental Authorities required for the conduct of their business as currently conducted and all such Permits are in full force and effect.

(b) Except as set forth on Schedule 3.18(b), neither the Company nor its Affiliates have received any written communication from any Governmental Authority regarding any failure to materially comply with any Laws, including any terms or requirements of any Regulatory Approval and, to the Knowledge of the Company, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, cancellation, material limitation, termination or adverse modification of any Regulatory Approval.

(c) None of the officers, directors, employees or Affiliates of the Company or any Subsidiary or any agent or consultant involved in any NDA for the Product, has been convicted of any crime or engaged in any conduct for which debarment is authorized by 21 U.S.C. Section 335a nor, to the Knowledge of the Company, are any debarment proceedings or investigations pending or threatened against the Company or any Subsidiary or any of their respective officers, employees or agents.

(d) None of the officers or directors, employees or Affiliates of the Company or any Subsidiary or any agent or consultant has, in their capacity as such, (i) made an untrue statement of material fact or fraudulent statement to any Regulatory Agency or failed to disclose a material fact required to be disclosed to a Regulatory Agency; or (ii) committed an act, made a statement, or failed to make a statement that would provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(e) All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Approval from the FDA or other Governmental Authority relating to the Company or any Subsidiary, their business operations and the Product, when submitted to the FDA or other Governmental Authority were to the Knowledge of the Company true, complete and correct in all material respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.

(f) Except as set forth on Schedule 3.18(f), all preclinical and clinical trials conducted by or on behalf of the Company and its Subsidiaries, that have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any request for a Regulatory Approval, are being or have been conducted in compliance in all material respects with the required experimental protocols and applicable Laws.

(g) The Product has, since March 30, 2020, been manufactured, transported, stored and handled in all material respects in accordance with current good manufacturing practices applicable from time to time and applicable Laws.

(h) Neither the Company nor any Subsidiary has received any written notice that any Governmental Authority, including the FDA, the Office of the Inspector General of HHS or the United States Department of Justice has commenced or threatened to initiate any action against the Company or any of its Affiliates, any material action to enjoin the Company or any of its Subsidiaries, its officers, directors, employees, agents and Affiliates, from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action.

(i) Neither the Company nor any Affiliate of the Company has received from the FDA, since March 30, 2020, a Warning Letter, Form FDA-483, “Untitled Letter,” or similar written correspondence or notice alleging violations of Laws and regulations enforced by the FDA, or any comparable correspondence from any other Governmental Authority with regard to the Product or the manufacture, processing, packaging or holding thereof.

(j) Since March 30, 2020, (A) there have been no Safety Notices, (B) there are no unresolved material product complaints with respect to the Product, and (C) there are no facts that, to Knowledge of the Company, would be reasonably likely to result in (1) a material Safety Notice with respect to the Product for use in metastatic breast cancer, (2) a material change being required for any existing labeling of the Product for use in metastatic breast cancer, or (3) a termination or suspension of marketing of the Product for use in metastatic breast cancer.

(k) The Company has provided to the Purchaser prior to the date hereof in a data room available to the Purchaser true, correct and complete copies of all copies of all material written correspondence and other material written communication from the FDA or any other regulatory body to the Company that relate to the Product.

(l) Since March 30, 2020, the operation of the business of the Company and its Affiliates with respect to the Product, including the manufacture, import, marketing, promotion, sale, labeling, and distribution of the Product, has been in compliance with all Permits and applicable Laws.

(m) Without limiting the generality of Section 3.18(a) above, with respect to the Product, as of the date hereof, neither the Company nor any Affiliate of the Company has received any written notice from any applicable Governmental Authority, including the FDA, that such Governmental Authority is conducting an investigation or review of (A) the Company and its Affiliates’ (or any third party contractors therefor) manufacturing facilities and processes for manufacturing the Product or the marketing and sales of the Product, in each case which have identified any material deficiencies or violations of Laws or the Permits related to the manufacture, marketing and/or sales of the Product, or (B) any Regulatory Approval that would result in a revocation or withdrawal of such Regulatory Approval, or any submission for Regulatory Approval that would result in a rejection of such Regulatory Approval, nor has any such Governmental Authority issued any order or recommendation stating that the Development, testing, manufacturing, marketing or sales of the Product by the Company and its Subsidiaries should cease or that the Product for use in metastatic breast cancer should be withdrawn from the marketplace.

(n) Neither the Company nor any Affiliate of the Company has experienced any significant failures in the manufacturing of the Product (i.e. a manufacturing failure that would make the establishment or maintenance of a commercial manufacturing process sufficient for Commercialization of the Product technically infeasible or cost prohibitive.

Section 3.19 Data Privacy.

The Company has not experienced any material breach of security of unauthorized access by third parties of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers employees and/or other Third Parties that is in its possession, custody, or control.

Section 3.20 Taxes.

The Company and each of its Subsidiaries has timely filed or caused to be filed all income and other Tax Returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have an Material Adverse Effect.

Section 3.21 Full Disclosure.

None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Company or any of its Subsidiaries to the Purchaser in connection with the negotiation of this Agreement and the other Transaction Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, and it being understood that such projected financial information and all other forward looking information are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from such projected results and that the differences may be material.

Section 3.22 OFAC; Anti-Terrorism Laws.

(a) Neither the Company nor any of its Subsidiaries or Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.

(b) Neither the Company nor any of its Subsidiaries or Affiliates, nor, to the Knowledge of the Company, any of their respective directors, officers, or employees (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction in violation of Sanctions, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction, in violation of Sanctions. None of the proceeds received from Purchaser have been or will be used, directly or, to the Knowledge of the Company, indirectly, to lend, contribute or provide to, or has been or will be otherwise made available for the purpose of funding, any activity or business in any Designated Jurisdiction in violation of Sanctions or for the purpose of funding any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, in violation of Sanctions, or in any other manner that will result in any violation by any party to this Agreement of Sanctions.

Section 3.23 Anti-Corruption.

Neither the Company nor any of its Subsidiaries or Affiliates, nor, to the Knowledge of the Company, any of their respective directors, officers or employees, directly or, to the knowledge of the Company, indirectly, has (i) materially violated or is in material violation of any applicable anti-corruption Law, or (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or, to the knowledge of the Company, indirectly, any Prohibited Payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company the following:

Section 4.01 Organization.

Purchaser is an exempted limited partnership formed and validly existing under the laws of the Cayman Islands.

Section 4.02 Authorization.

Purchaser has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by Purchaser and each Transaction Document constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.03 Broker’s Fees.

Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 4.04 Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document to which Purchaser is a party nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Purchaser or any of its assets or properties may be subject or bound; or (ii) any contract, agreement, commitment or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or committed; (b) contravene, conflict with or result in a breach or violation of any provisions of the organizational or constitutional documents of Purchaser; or (c) require any notification to, filing with, or consent of, any Person or Governmental Authority, except, in the case of the foregoing clauses (a) or (c), for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform any of its obligations under the Transaction Documents.

ARTICLE V

COVENANTS

From the date hereof through and including the end of the Revenue Interest Period, the following covenants shall apply:

Section 5.01 Access; Information.

(a) License Notices. Subject to any applicable confidentiality restrictions, the Company shall promptly provide Purchaser with copies of any written notices of material breach or default received or given by the Company under any Material Contract, and to the extent the Company is barred from providing Purchaser with copies of such notices due to any applicable confidentiality restrictions, the Company shall inform Purchaser of the existence of such notice. The Company shall promptly notify Purchaser of any breaches or alleged breaches under any Material Contracts and of any other events with respect to any Material Contract or the subject matter thereof which would reasonably be expected to have a Material Adverse Effect.

(b) Litigation or Investigations. The Company shall promptly notify Purchaser of (i) any action, suit, claim, cause of action, proceeding or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries, or (ii) proceeding or inquiry of any Governmental Authority pending or, to the Knowledge of the Company, threatened in writing against the Company, in each case that is related to any Material Contract, the Product, the Material Patents or any Transaction Document, in each case, that would reasonably be expected to result in a Material Adverse Effect.

(c) Maintenance of Books and Records. The Company shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books of account and records adequate to correctly reflect all payments paid and/or payable with respect to the Included Product Revenues and Assigned Interests for three (3) years from the year of creation of such records.

(d) Inspection Rights. Purchaser shall have the right to designate a Third Party independent public accounting firm (the “Purchaser Representative”) to visit the Company and its Subsidiaries’ offices and properties where the Company and its Subsidiaries keep and maintain their books and records relating or pertaining to the Included Product Revenues, the Assigned Interests and the Revenue Interest Payments payable hereunder for purposes of conducting an audit of such books and records, and to inspect and audit such books and records. Any such audit or inspection must (i) be limited to the three-year period during which the Company is required to maintain such records, (ii) not be exercised more than once in any calendar year, (iii) during normal business hours, and (iv) following seven (7) Business Days’ prior written notice given by Purchaser to the Company; provided that clauses (ii), (iii) and (iv) above shall not apply if a Put Option Event has occurred and is continuing. In connection with any such audit, the Company will provide such Purchaser’s Representative reasonable access to such books and records maintained by Company, and shall permit the Purchaser Representatives to discuss the business, operations, properties and financial and other condition of the Company or any of its Subsidiaries including, but not limited to, matters relating or pertaining to the Included Product Revenues, the Assigned Interests and the Revenue Interest Payments payable hereunder with officers of the Company and with the Company’s independent certified public accountants, in all cases solely to verify the accuracy of the Quarterly Reports provided under Section 5.01(f) and related payments due under this Agreement. Without limiting the foregoing, prior to any audit under this Section, the Purchaser Representative shall enter into a written confidentiality agreement with Company that (A) limits the use of the Company’s records to the verification purpose described in this Section; (B) limits the information that the Purchaser Representative may disclose to Purchaser to information required for Purchaser to understand the payments due and paid and any discrepancies; and (C) prohibits the disclosure of any information contained in such records to any other Third Party for any purpose. The Parties agree that all information subject to review under Section 5.01(d) or provided by the Purchaser’s Representative to Company is Company’s Confidential Information, and Purchaser shall not use any such information for any purpose that is not germane to this Section 5.01(d).

(e) Resolution; Audit Costs. Any audit under Section 5.01(d) shall be at Purchaser’s expense; provided, however, in the event that as a result of any audit of the books and records of the Company and its Subsidiaries reveals that the amounts paid to Purchaser hereunder for the period of such audit have been understated by more than five percent (5%) of the amounts determined to be due for the period subject to such audit, then the Company shall reimburse reasonable audit fees for a given audit. Any overpayment made by the Company shall be promptly refunded or fully creditable against amounts payable in subsequent payment periods, at the Company’s election

(f) Quarterly Reports. During the Term, the Company shall, promptly after the end of each Fiscal Quarter of the Company (but in no event later than sixty (60) days following the end of each Fiscal Quarters), produce and deliver to Purchaser a Quarterly Report for such quarter, together with a certificate of the Company, certifying that to the Knowledge of the Company (i) such Quarterly Report is a true and complete copy and (ii) any statements and any data and information therein prepared by the Company are true, correct and accurate in all material respects. The Company shall use, and shall ensure that each of its Affiliates shall use, Commercially Reasonable Efforts to include in each contract of the Company for the Development or Commercialization of the Product entered into on or after the Effective Date, obligations reasonably appropriate to ensure that the counterparty to such contract shall furnish to the Company all information necessary for the Company to comply with this Section 5.01(f) and calculate the Included Product Revenue as set forth in this Agreement.

(g) Periodic Reports. The Company shall deliver to Purchaser the following financial statements:

(i) Within forty-five (45) days (subject to any extensions permitted pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended) after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter of any Fiscal Year), copies of the unaudited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Quarter; and

(ii) Within ninety (90) days after the end of each Fiscal Year, copies of the audited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Year.

It is understood and agreed that documents required to be delivered pursuant to this Section 5.01(g) shall be deemed delivered on the date that such documents are publicly available on “EDGAR.”

Section 5.02 Material Contracts.

The Company shall, and shall cause its Subsidiaries to, comply with all material terms and conditions of and fulfill all of its obligations under all the Material Contracts, except for such noncompliance which would not reasonably be expected to give rise to a Material Adverse Effect.

Section 5.03 Public Announcement.

Except as required by law or any Governmental Authority (including the Securities and Exchange Commission) or except with the prior written consent of the other party (which consent shall not be unreasonably withheld), no party shall issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that the Company and Purchaser may jointly prepare a press release for dissemination promptly following the Effective Date and the Funding Date and the Company may file a current report on Form 8-K (or any other public announcement using substantially the same text as the press release or Form 8-K) with respect to the transactions contemplated by this Agreement.

Section 5.04 Efforts; Further Assurance.

(a) Subject to the terms and conditions of this Agreement, Purchaser and the Company agree to execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings requested by Purchaser) and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any other Transaction Document and to vest in Purchaser good, valid and marketable rights and interests in and to the Assigned Interests free and clear of all Liens, except for Permitted Liens.

(b) Purchaser and the Company shall cooperate and provide assistance as reasonably requested by the other party in connection with any Third Party litigation, arbitration or other Third Party proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Assigned Interests or any other Collateral, or the transactions described herein or therein.

Section 5.05 Put Option; Call Option.

(a) Put Option.

(i) In the event that a Put Option Event shall occur at any time during the period from the Funding Date to and including the end of the Term, Purchaser shall have the right, but not the obligation (the “Put Option”), exercisable within sixty (60) days after the earlier of the occurrence of a Put Option Event or Purchaser’s receipt of written notice from the Company of a Put Option Event (a “Put Option Trigger”) to require the Company to repurchase from Purchaser the Assigned Interests at the Put/Call Price; provided that during the occurrence and continuation of (x) a Bankruptcy Event or (y) a Put Option Event described in clause (d)(i) of the definition thereof, the Put Option shall, in each case, be exercisable immediately and for so long as such Put Option Event continues by the Purchaser. In the event Purchaser elects to exercise its Put Option, Purchaser shall deliver written notice to the Company specifying the closing date which date shall be forty-five (45) days from the Put Option Trigger (or such earlier date as the Purchaser and the Company may agree, the “Put Option Closing Date”), which notice must be given within sixty (60) days of the Put Option Trigger. Failure to provide notice by such times will be deemed an irrevocable waiver of the right to exercise the Put Option. On the Put Option Closing Date, the Company shall repurchase from Purchaser the Assigned Interests at the Put/Call Price in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by Purchaser. Notwithstanding anything to the contrary contained herein, immediately upon the occurrence of a Bankruptcy Event,

Purchaser shall be deemed to have automatically and simultaneously elected to have the Company repurchase from Purchaser the Assigned Interests for the Put/Call Price in cash and the Put/Call Price shall be immediately due and payable without any further action or notice by any party.

(ii) If a Put Option Event shall have occurred and be continuing, and the Company fails to pay, when and as required to be paid under this Section 5.05, the Purchaser may, with or without notice, (i) declare all or any portion of the Obligations to be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company; and (ii) exercise any rights and remedies provided to the Purchaser under any Transaction Document and/or pursuant to any applicable Laws or in equity, including all remedies provided under the UCC.

(b) Call Option. At any time after the second anniversary of the Effective Date, the Company shall have the right, but not the obligation (the “Call Option”), exercisable upon ten (10) days’ written notice to Purchaser, to repurchase the Assigned Interests from Purchaser at a repurchase price equal to the Put/Call Price. In order to exercise the Call Option, the Company shall deliver written notice to Purchaser of its election to so repurchase the Assigned Interests not less than ten (10) days prior to the proposed closing date (the “Call Closing Date”); provided, however, that such notice may state that it is conditioned upon the effectiveness of any financing transaction or one or more other events specified therein (including the occurrence of a Change of Control), in which case such notice may be revoked by the Company (by notice to Purchaser on or prior to the specified effective date) if such condition is not satisfied. On the Call Closing Date, the Company shall repurchase from Purchaser the Assigned Interests at the Put/Call Price, the payment of which shall be made by wire transfer of immediately available funds to the account designated by Purchaser. Immediately upon exercise by the Company of the Call Option and the payment by the Company to Purchaser of the Put/Call Price, Purchaser shall be deemed to have automatically assigned to the Company all right, title, and interest in and to the Assigned Interest.

(c) Put/Call Payment Prior to Funding Date. It is understood and agreed that the Put/Call Price prior to the Funding Date shall be deemed to be zero.

(d) Obligations of Purchaser. In connection with the consummation of a repurchase of the Assigned Interests pursuant to the Put Option or the Call Option, Purchaser agrees that it will (i) promptly but no later than three (3) Business Days after any request therefor execute and deliver to the Company such releases, discharges, UCC termination statements and other documents as may be necessary to release and/or discharge Purchaser’s Lien on the Collateral and otherwise give effect to such repurchase and (ii) take such other actions or provide such other assistance as may be necessary or as reasonably requested by the Company to give effect to such repurchase.

Section 5.06 Intellectual Property.

(a) Without limiting the Company’s obligations under Section 5.02, the Company shall, at its sole expense, either directly or by causing Hanmi or any Licensee to do so, take such actions (including taking legal action to specifically enforce the applicable terms of any Hanmi License Agreement or License Agreement), to prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary to diligently prosecute and maintain the Material Patents consistent with prudent business practice. Except to the extent not permitted under the terms of the Hanmi License Agreement or any other License Agreement, the Company shall use reasonable efforts consistent with sound business judgment to seek and to apply for patent term extensions, pediatric data package exclusivity extension, supplementary protection certificates, any functional equivalents of any of the foregoing, or similar means of extending market exclusivity or patent protection (collectively, “Patent Term Extensions”) for any Intellectual Property or the Product in each territory where such items are permissible, as the case may be. The Company shall not take any action to prosecute and maintain the Material Patents or fail to take any action to prosecute and maintain the Material Patents, which would reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, the Company agrees to use Commercially Reasonable Efforts to apply any Patent Term Extension based on the Regulatory Approval of the Product in the United States to U.S. Patent No. 7,625,926, unless otherwise approved in writing by the Purchaser in Purchaser’s reasonable discretion, provided that Purchaser shall not have the right to withhold any approval if U.S. Patent No. 7,625,926 is exclusively licensed to a Licensee who is also granted the right to control Patent Term Extensions for the Product in the U.S.

(b) In the event that the Company or the Purchaser becomes aware of any actual or suspected infringement or invalidity claims by a Third Party related to any activity by such Third Party that is competitive with the Commercialization of the Product or any claim of invalidity by any Third party directed to any Intellectual Property that is material to or necessary for the Commercialization of the Product, including the Material Patents, then promptly following the Company or the Purchaser, respectively, becoming aware of such actual or suspected infringement or invalidity claim, the Company or the Purchaser, respectively, shall inform the other party hereto of such actual or suspected infringement or invalidity claim and shall, in addition to such notice, provide to the other party any material information within such party’s possession pertaining thereto (which may be subject to agreement necessary to protect privilege, confidentiality and the like with respect to such information). The Company shall use Commercially Reasonable Efforts to defend or assert the Intellectual Property, including the Material Patents against such infringement or interference by any other Persons marketing or commercializing any product that is directly competitive with the Product, and against any claims of invalidity or unenforceability of the Intellectual Property, including the Material Patents, in the Major Countries (including, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference). The Company will keep the Purchaser reasonably informed with respect to the status of any such enforcement and/or defense of the Intellectual Property as the Purchaser may, from time to time, reasonably request. The Company shall not, and shall use its Commercially Reasonable Efforts to cause any Licensee not to, disclaim or abandon, or fail to take any action necessary to prevent the disclaimer or abandonment of, the Intellectual Property, including the Material Patents, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c) In the event that the Company becomes aware that the Product infringes or violates any Third Party intellectual property, the Company shall, in the exercise of its reasonable business discretion, use Commercially Reasonable Efforts to attempt to secure the right to use such Intellectual Property on behalf of itself and any affected Licensee, as applicable, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and all reasonable costs and amounts associated with obtaining any such license would be without any reduction in the Assigned Interests, if and as applicable.

(d) [reserved].

(e) In no event shall (i) the Company or any of its Affiliates assign, sell, transfer, license (other than pursuant to a Permitted Licensing Agreement) or otherwise encumber any of the Intellectual Property, and for certainty, the Platform Intellectual Property (other than Permitted Liens), or (ii) the Company delegate any of the Company’s duties with respect to the In-Licensed Patents, in each case if such assignment, sale, transfer, other encumbrance or delegation would reasonably be expected to result in a Material Adverse Effect, without the prior written consent of the Purchaser.

Section 5.07 Protective Covenants. The Company shall not, without the prior written consent of the Purchaser:

(a) Forgive, release or compromise any amount owed to the Company or its Subsidiaries or its Affiliates and relating to the Assigned Interests outside the ordinary course of business;

(b) Waive, amend, cancel or terminate (other than expiration in accordance with its terms), exercise or fail to exercise, any of its material rights constituting or relating to the Included Product Revenues outside the ordinary course of business;

(c) Amend, modify, restate, cancel, supplement, terminate (other than expiration in accordance with its terms), waive any material provision, or enter into any Material Contract or any other agreement, or grant any related consent thereunder, or agree to do any of the foregoing, including, entering into any agreement with any Person under the provisions of such Material Contract, (in each case) if such action would result in a reduction of any royalty rate, distribution split or other sales based payments, up-front payment or milestone payment to the Company thereunder in respect of the Product; provided, that this clause (c) shall not apply to any Permitted Licensing Transaction (including any a co-distribution or co-promotion agreement for the Product entered into in connection with any Permitted Licensing Transaction); or

(d) Incur or assume any Indebtedness, except for Permitted Indebtedness.

Section 5.08 Notice.

(a) The Company shall provide Purchaser with written notice as promptly as practicable (and in any event within ten (10) Business Days) after becoming aware of any of the following:

(i) any material breach or default by the Company of any covenant, agreement or other provision of this Agreement, or any other Transaction Document;

(ii) any representation or warranty made by the Company in any of the Transaction Documents or in any certificate delivered to Purchaser pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made;

(iii) the occurrence of a Put Option Event;

(iv) the occurrence of any material default or event of default under any Permitted Indebtedness;

(v) the termination of any Material Contract other than upon its scheduled termination date;

(vi) the occurrence of any event(s) or the existence of any circumstance(s) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(vii) the occurrence of any event or the existence of any circumstance that (with or without notice or lapse of time, or both) would result in or serve as a basis for any, action, suit or proceeding, or any investigation or claim, or the receipt of any written notice of the foregoing, that (a) claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Product as currently contemplated infringes on any Patent or other intellectual property rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other intellectual property rights, (b) otherwise involves the Product, or (c) involves the transactions contemplated by the Transaction Documents or the Assigned Interests; or

(viii) (i) the intention of any ERISA Affiliate to file any notice of intent to terminate any Title IV Plan, and a copy of such notice and (ii) the filing by any ERISA Affiliate of a request for a minimum funding waiver under Section 412 of the Code with respect to any Title IV Plan or Multiemployer Plan, in each case in writing and in reasonable detail (including a description of any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto).

(b) The Company shall provide Purchaser with written notice as promptly as practicable and in any event within ten (10) Business Days prior to the occurrence of a Change of Control.

Section 5.09 Use of Proceeds.

The Company shall use proceeds received from Purchaser in support of the Development and Commercialization of the Product and for other general corporate purposes.

Section 5.10 Taxes.

(a) Company Filings. The Company shall timely file (taking into account all extensions of due dates) all income and other material Tax Returns required to be filed by it and will pay all Taxes required to be paid with such returns, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) to the extent that the failure to do so would not reasonably be expected to have an Material Adverse Effect.

(b) IRS Forms. Purchaser shall deliver to the Company a properly completed IRS Form W-9 or applicable IRS Form W-8, as appropriate, or any successor form, as the case may be, properly completed and duly executed by Purchaser, and such other documentation required under the Code and reasonably requested by the Company to confirm or establish the extent to which Purchaser is or is not subject to deduction, backup withholding or withholding of U.S. federal Tax with respect to payments under this Agreement and Purchaser will notify the Company reasonably in advance of any action or proposed action that would make any such form inaccurate and will replace the inaccurate form with an accurate one. The Company shall provide the Purchaser any reasonable assistance it may seek in obtaining an exemption or reduced rate from, or refund of, any U.S. federal withholding tax, if applicable. Neither party shall have any obligation to gross-up or otherwise pay the other party any amounts with respect to source withholding.

(c) Payments Free of Taxes. Any and all payments by or on account of the Assigned Interests shall be made without deduction or withholding for any Taxes, except as required by any law. If any law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable laws and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made the Purchaser receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(d) Indemnification by the Company. The Company shall reimburse and indemnify the Purchaser, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Purchaser or required to be withheld or deducted from a payment to the Purchaser and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by the Purchaser shall be conclusive absent manifest error.

(e) Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.10, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.10(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.10(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.10(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.10(e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Register. The Company, shall maintain at one of its offices in the United States a copy of each Assigned Interest delivered to it and a register for the recordation of the name and address of the Purchaser and principal amounts (and stated interest) owing to the Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company and the Purchaser shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and the Purchaser, at any reasonable time and from time to time upon reasonable prior written notice.

Section 5.11 Compliance with Laws and Other Obligations.

The Company will, and will cause each of its Subsidiaries to, (a) comply with all Laws (including Anti-Terrorism Laws and Sanctions) applicable to it and its business activities in all material respects and (b) comply in all material respects with all Healthcare Laws and Governmental Licenses and Product Authorizations applicable to it and its business activities. Within 60 days after the Effective Date, the Company shall institute (if not already in effect) and thereafter maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and Sanctions.

Section 5.12 Maintenance of Properties, Etc.

The Company shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets and properties relating to the Product or Product Commercialization and Development Activities, or that are otherwise necessary or useful in the conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

Section 5.13 Licenses.

The Company shall, and shall cause each of its Subsidiaries to, obtain and maintain all Governmental Licenses necessary for the execution, delivery and performance of the Transaction Documents, the consummation of the transactions thereunder or the operation and conduct of its business and ownership of its properties (including its Product Commercialization and Development Activities), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.14 Maintenance of Regulatory Approvals, Contracts, Etc.

With respect to the Product and all Product Commercialization and Development Activities, the Company will (directly or indirectly), and will cause each of its Subsidiaries (to the extent applicable) to, (i) use Commercially Reasonable Efforts to maintain in full force and effect all Regulatory Approvals, Material Contracts and other rights, interests or assets (whether tangible or intangible) reasonably necessary for the operations of such Person’s business, except as would not reasonably be expected to have a Material Adverse Effect, and (ii) maintain in full force and effect, and pay all costs and expenses relating to, such Regulatory Approvals, Material Contracts owned, used or controlled by the Company or any such Subsidiary that are used in or necessary for any related Product Commercialization and Development Activities, except as would not be reasonably expected to have a Material Adverse Effect and (iii) promptly after obtaining knowledge thereof, notify the Purchaser of any claim by any Person that the conduct of the business of the Company or any of its Subsidiaries in connection with any Product Commercialization and Development Activities, has infringed any Intellectual Property of such Person, where such claim could reasonably be expected to have a Material Adverse Effect.

Section 5.15 ERISA Compliance.

The Company shall comply, and shall cause each of its Subsidiaries to comply, with the provisions of ERISA with respect to any Plans to which the Company or such Subsidiary is a party as an employer in all material respects.

Section 5.16 Commercialization of the Product.

(a) The Company itself or through one or more Subsidiaries or Licensees, shall use Commercially Reasonable Efforts to Develop and Commercialize the Product. Without limiting the foregoing, the Company will use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain Marketing Authorization in the United States for the Product. The Company shall not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, Marketing Authorization in the United States for the Product once obtained, other than to the extent that such withdrawal is required for safety reasons or otherwise required under applicable Law. The Company shall use Commercially Reasonable Efforts, itself or through one or more Subsidiaries or Licensees, to Commercialize the Product in each jurisdiction in which Marketing Authorization is obtained.

(b) The Company shall not enter into any Material Contract related to the Product unless the Company shall have performed reasonable and customary diligence in selecting the applicable counterparty to such Material Contract and negotiating and agreeing to the terms of such Material Contract (or any amendment, modification, restatement, cancellation, supplement, termination or waiver of any of the material terms thereof). In addition, if any Material Contract related to the Product terminates for any reason whatsoever, the Company shall use Commercially Reasonable Efforts to enter into a replacement Material Contract to the extent the relevant rights under such terminated Material Contract are required for the ongoing Development and Commercialization of the Product by the Company in accordance with its express obligations set forth in Section 5.16(a).

(c) The Company shall, and shall cause its Subsidiaries to, comply with all material terms and conditions of and fulfill all material obligations under each Material Contract (including, without limitation, each License Agreement) related to the Product to which any of them is party. Upon the occurrence of a material breach of any such Material Contract by any other party thereto where such material breach has (or could reasonably likely to have) a material adverse effect on the Included Product Revenue, the Company shall provide written notice of such breach to Purchaser, describing in reasonable detail the relevant breach and use Commercially Reasonable Efforts to seek to enforce all of its (or its Subsidiary’s) rights and remedies thereunder.

Section 5.17 Payment of Obligations.

Each of the Company and its Subsidiaries shall pay and discharge all its obligations and liabilities (a) prior to the date on which penalties attach thereto, with respect to all material federal, state and other material Taxes imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or its Subsidiaries and (b) as the same shall become due and payable, all lawful claims which, if unpaid, would by Law become a Lien upon any Collateral (other than Permitted Liens).

ARTICLE VI

TERMINATION

Section 6.01 Termination Date.

Except as provided in this Section 6.01 and in Section 6.02, this Agreement shall terminate upon expiration of the Revenue Interest Period (the “Term”). Subject to the Hard Cap, if any payments are required to be made by one of the Parties hereunder after that date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in Section 6.02) solely for that purpose. In addition, this Agreement shall terminate on the Put Option Closing Date if the Purchaser shall have exercised the Put Option in accordance with Section 5.05(a) or on the Call Closing Date if the Company shall have exercised the Call Option in accordance with Section 5.05(b), in each case upon the payment of the Put/Call Price. In addition, the Company may terminate this Agreement (x) immediately upon Purchaser’s failure to pay the Purchase Price on the date that it is due in accordance with Section 2.03(b) unless such failure is caused by an error or omission of an administrative or operational nature and such payment is made within two days of the original due date or (y) prior to the Funding Date, if a Change of Control has occurred. In addition, the Purchaser may terminate this Agreement if the Purchase Price Condition has not occurred by December 31, 2021. Upon expiration or termination of this Agreement in accordance with its terms and upon payment of any amounts due to the Purchaser hereunder, all right, title, and interest in and to the Assigned Interest shall automatically revert to Company, and Purchaser will have no further rights in the Assigned Interest or the Collateral.

Section 6.02 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 6.01, (a) this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, partners, managers or members other than the provisions of this Section 6.02, Section 5.03, Section 7.05 and Section 7.19 hereof, which shall survive any termination as set forth in Section 6.01, and (b) upon the payment and performance in full of all Obligations hereunder (other than contingent indemnification claims for which no claim has been made), the security interests in the Collateral created by any Transaction Document shall be automatically released. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement. In connection with any such termination and release, Purchaser shall execute and deliver to the Company all documents the Company shall reasonably request to evidence such termination and release.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Survival.

All representations and warranties made herein and in any other Transaction Document, any certificates or in any other writing delivered pursuant hereto or thereto shall survive the execution and delivery of this Agreement and shall continue to survive until the termination of this Agreement in accordance with Article VI.

Section 7.02 Limitations on Damages.

Notwithstanding anything to the contrary in this Agreement, in no event shall either party be liable for special, indirect, incidental, punitive or consequential damages of the other party, whether or not caused by or resulting from the actions of such party or the breach of its covenants, agreements, representations or warranties hereunder, even if such party has been advised of the possibility of such damages.

Section 7.03 Notices.

All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission and email) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed (with a copy by email):

If to Purchaser to:

Maples Corporate Services Limited

PO Box 309

Ugland House, Grand Cayman

KY1-1104, Cayman Islands

[*]

with a copy to:

Sagard Holdings Manager LP

161 Bay Street,

Suite 5000,

Toronto, Ontario

M5J 2S1 Canada Attention: Sacha Haque, General Counsel, Chief Compliance Officer &

Secretary

[*]

[*]

If to the Company to:

Athenex, Inc.

1001 Main Street

Suite 600

Buffalo, NY 14203

Attn: Teresa Bair

Tel.: [*]

Fax: [*]

Email: [*]

with a copy to:

Cooley LLP

55 Hudson Yards

New York, New York 10001

Attention: Mischi a Marca

Email: gmamarca@cooley.com

or to such other address or addresses as Purchaser or the Company may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

Section 7.04 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Company shall not be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of Purchaser. Solely upon the consent of the Company (which, in the case of any proposed assignment after the Funding Date, such consent may not be unreasonably withheld, delayed or conditioned), Purchaser may assign any of its obligations or rights under the Transaction Documents without restriction; provided that Purchaser may not assign its rights or obligations to any Disqualified Assignee and, prior to the Funding Date, Purchaser may assign any of its rights and obligations to an Affiliate who is not a Disqualified Assignee (including an investment vehicle controlled and/or managed by Sagard Holdings Manager LP or an Affiliate thereof) without the consent of the Company, provided, however, that (a) such Affiliate’s creditworthiness (after giving effect to such assignment) is at least as favorable to the Company as that of Purchaser at the time of such assignment as demonstrated by the Purchaser pursuant to evidence reasonably satisfactory to the Company (it being understood and agreed that such evidence, without limitation, must demonstrate that such Affiliate possesses committed and uncalled capital in an amount no less than the Purchase Price) or (b) Purchaser has provided, or caused Sagard Holdings Inc. (or an Affiliate thereof) to provide, the Company with an equity commitment in an amount no less than the Purchase Price in form and substance reasonably satisfactory to the Company.

Section 7.05 Indemnification.

(a) The Company hereby indemnifies and holds Purchaser and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents (each, a “Purchaser Indemnified Party”) harmless from and against any and all Losses (including all Losses in connection with any product liability claims or claims of infringement or misappropriation of any Intellectual Property rights of any Third Parties) incurred or suffered by any Purchaser Indemnified Party arising out of any breach of any representation, warranty or certification made by the Company in any of the Transaction Documents or any breach of or default under any covenant or agreement by the Company pursuant to any Transaction Document, including any failure by the Company to satisfy any of the Excluded Liabilities and Obligations; provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party(i) that results from the gross negligence, bad faith or willful misconduct of such Purchaser Indemnified Party, or (ii) to the extent resulting from acts or omissions of the Company based upon and in compliance with the written instructions from any Purchaser Indemnified Party. This Section shall not apply to Taxes other than Taxes relating to a non-Tax claim or Loss governed by this Section 7.05(a).

(b) Purchaser hereby indemnifies and holds the Company, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each, a “Company Indemnified Party”) harmless from and against any and all Losses incurred or suffered by a Company Indemnified Party arising out of any breach of any representation, warranty or certification made by Purchaser in any of the Transaction Documents or any breach of or default under any covenant or agreement by Purchaser pursuant to any Transaction Document; provided, however, that the foregoing shall exclude any indemnification to any Company Indemnified Party (i) that results from the gross negligence, bad faith or willful misconduct of such Company Indemnified Party, (ii) to the extent resulting from acts or omissions of the Purchaser based upon and in compliance with the written instructions from any Company Indemnified Party or (iii) for any matter in respect of which any Purchaser Indemnified Party would be entitled to indemnification under Section 7.05(a).

(c) If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 7.05 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d) The indemnification afforded by this Section 7.05 shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by the Purchaser Indemnified Parties against the Company in connection with the Company’s indemnification obligations hereunder and the Company Indemnified Parties against the Purchaser in connection with the Purchaser’s indemnification obligations hereunder, in each case other than any indemnification obligations resulting from (A) the gross negligence, the bad faith or willful misconduct of the other Party or (B) acts or omissions based upon and in compliance with the written instructions from the other Party; provided that nothing in this Section 7.05 shall alter or affect the rights of the Purchaser to exercise remedies under the Transaction Documents in accordance with their terms or other rights of creditors under the UCC or any other applicable Law.

(e) Notwithstanding anything in this Agreement to the contrary, the Company shall not have any liability under this Section 7.05 on any day on which such indemnity claim under this Section 7.05 is paid by Company, in excess of the Cap Amount for such day. “Cap Amount” means, for any day on which an indemnity claim under this Section 7.05 is paid by the Company, the excess of (x) the Hard Cap over (y) the sum of (A) the aggregate amount of Revenue Interest Payments received by the Purchaser on or prior to such day and (B) the aggregate amount of payments made under this Section 7.05 by Company on or prior to such day. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall not have any liability under this Section 7.05 in excess of the Purchase Price, in the aggregate.

Section 7.06 No Implied Representations and Warranties.

Each party acknowledges and agrees that, other than the representations and warranties specifically contained in any of the Transaction Documents, there are no representations or warranties of either party or any other Person either expressed or implied with respect to the Assigned Interests or the transactions contemplated hereby. Without limiting the foregoing, Purchaser acknowledges and agrees that (a) Purchaser and its Affiliates, together with its and its Affiliates’ representatives, have made their own investigation of the Product (including the likelihood of and the Intellectual Property and are not relying on any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Assigned Interests or as to the creditworthiness of Company and (b) except as expressly set forth in any representation or warranty in a Transaction Document, Purchaser shall have no claim or right to indemnification pursuant to Section 7.05 (or otherwise) with respect to any information, documents or materials furnished to Purchaser, any of its Affiliates, or any of its or its Affiliates’ representatives, including any information, documents or material made available to Purchaser and its Affiliates and its Affiliates’ representatives in any data room, presentation, interview or any other form relating to the transactions contemplated hereby.

Section 7.07 Independent Nature of Relationship.

(a) The relationship between the Company and its Subsidiaries, on the one hand, and Purchaser, on the other, is solely that of seller and purchaser, and neither Purchaser, on the one hand, nor the Company and its Subsidiaries, on the other, has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Company and its Subsidiaries and Purchaser as a partnership, an association, a joint venture or other kind of entity or legal form for any purposes, including any Tax purposes. The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority

(b) No officer or employee or agent of Purchaser will be located at the premises of the Company or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.01. No officer, manager or employee of Purchaser shall engage in any commercial activity with the Company or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.

(c) The Company and/or any of its Affiliates shall not at any time obligate Purchaser, or impose on Purchaser any obligation, in any manner or respect to any Person not a party hereto.

Section 7.08 Tax Treatment.

The Purchaser and the Company acknowledge (a) that, for U.S. federal and applicable state and local income tax purposes, they agree to treat the rights and interests in and to the Assigned Interests that are transferred pursuant to this Agreement as indebtedness subject to the U.S. Treasury Regulations Section 1.1275-4 governing contingent payment debt instruments, and (b) that the rights in respect of the Purchase Price constitute a debt instrument for U.S. federal and applicable state and local income tax purposes. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 7.08 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other parties to this Agreement have consented in writing to such actions, which consent shall not be unreasonably withheld or delayed, or (ii) the party that contemplates taking such an inconsistent position has been advised by nationally recognized counsel or accounting firm in writing that it is more likely than not that the inconsistent position is required by applicable law.

Section 7.09 Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including the Term Sheet), understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 7.10 Amendments; No Waivers.

(a) This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.11 Interpretation.

When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

Section 7.12 Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 7.13 Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

Section 7.14 Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

Section 7.15 Expenses.

Each party will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement; provided, that the Company agrees to pay or reimburse the Purchaser on the Effective Date for all of its reasonable and documented out of pocket costs and expenses (including the reasonable and documented out of pocket fees, expenses, charges and disbursements of counsel to Purchaser) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents in an amount not to exceed $150,000.

Section 7.16 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflicts of law thereof.

(b) Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the non-exclusive jurisdiction of such courts. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.

(c) Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (b) of this Section 7.16 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

Section 7.17 Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document or the transactions contemplated under any Transaction Document. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to any Transaction Document.

Section 7.18 Release of Liens upon Certain Permitted Financings; Non-Disturbance; Intercreditor.

(a) In connection with the incurrence by the Company or its Subsidiaries of any Permitted Indebtedness consisting of a Working Capital Facility, the Purchaser (upon request by the Company) shall enter into an intercreditor agreement with the lenders (or the agent to such lenders) providing the Working Capital Facility pursuant to which the Liens granted to the Purchaser pursuant to the Transaction Documents on Working Capital Collateral (other than the Assigned Interest) shall be subordinated to the Liens on such collateral securing the Working Capital Facility.

(b) Upon the request of any licensee (or prospective licensee party to a Permitted Licensing Agreement), Purchaser shall, at the reasonable request of the Company, enter into non-disturbance and similar agreements in connection with the licensing of any Intellectual Property and other general intangibles covering the Product permitted under this Agreement to the extent reasonably requested by licensee thereof and on terms reasonably satisfactory to the Purchaser. In connection with any licensing or sub-licensing transactions permitted pursuant to this Agreement, Purchaser agrees, at the request of the Company, to execute and deliver such documents as the Company may reasonably request to evidence such non-disturbance or similar agreement which shall be on terms reasonably satisfactory to the Purchaser, provided that the security interests of the Purchaser in the Intellectual Property shall not be affected.

Section 7.19 Confidentiality.

The Purchaser agrees to keep confidential all non-public information provided to it by the Company pursuant to this Agreement; provided that nothing herein shall prevent the Purchaser from disclosing any such information (i) to the Purchaser, any Affiliate of the Purchaser or any other assignee permitted under Section 7.04, (ii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”), (iii) upon the request or demand of any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iv) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (v) if requested or required to do so in connection with any litigation or similar proceeding, (vi) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 7.19) or (vii) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, in the case of disclosure pursuant to clause (iii), (iv) and (v) above, the Purchaser shall promptly provide notice to the Company to the extent reasonable and not prohibited by Law or any applicable Governmental Authority.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COMPANY:	ATHENEX, INC.

	By:	/s/ Johnson Y.N. Lau
	Name:	Johnson Y.N. Lau
	Title:	Chief Executive Officer

[Signature Page to Revenue Interest Financing Agreement]

PURCHASER:	SAGARD HEALTHCARE ROYALTY PARTNERS, LP, by its general partner SAGARD HEALTHCARE ROYALTY PARTNERS GP LLC

	By:	/s/ Adam Vigna
	Name:	Adam Vigna
	Title:	Chief Investment Officer

	By:	/s/ Andrew Dean
	Name:	Andrew Dean
	Title:	Manager

[Signature Page to Revenue Interest Financing Agreement]

Schedule 1

Specified Licenses

Specified License Agreement	Licensed Territories

License Agreement by and between the Company

and Guangzhou Xiangxue Pharmaceutical Co.,

Ltd., dated as of December 12, 2019 (as amended,

restated, amended and restated, supplemented or

otherwise modified from time to time).

PRC, Hong Kong, Macau

License Agreement by and between the

Company and PharmaEssentia Corp.,

effective as of December 16, 2013 (as

amended, restated, amended and restated,

supplemented or otherwise modified from time

to time).

Taiwan, Singapore, Vietnam
License Agreement by and between the Company and ZenRx Limited, effective as of April 25, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).	Australia, New Zealand